Exhibit 10.2

TRANSMISSION SERVICE AGREEMENT

by and between

CENTRAL MAINE POWER COMPANY,

as Owner,

and

NSTAR ELECTRIC COMPANY D/B/A EVERSOURCE ENERGY,

as Distribution Company

Dated:  as of June 13, 2018

i

ATTACHMENTS

Attachment A	Description of Transmission Projects
Attachment B	Critical Milestones
Attachment C	Owner Approvals
Attachment D	Canadian Approvals
Attachment E	Owner’s Preliminary Project Schedule and Construction Schedule
Attachment F	Required Insurance
Attachment G	Rate Adjustment Formula
Attachment H	Refund Calculation
Attachment I	Real Estate Rights
Attachment J	Transmission Service Payment Calculation

TRANSMISSION SERVICE AGREEMENT

This TRANSMISSION SERVICE AGREEMENT (this “Agreement”), dated as of June 13, 2018 (the “Execution Date”), is made and entered into by and between Central Maine Power Company, a corporation organized and existing under the laws of the State of Maine (“Owner”), and NSTAR Electric Company (d/b/a Eversource Energy),  a Massachusetts corporation  organized and existing under the laws of the Commonwealth of Massachusetts (“Distribution Company”). Owner and Distribution Company are hereinafter sometimes also referred to individually as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, pursuant to “An Act to Promote Energy Diversity” that was signed into law in the Commonwealth of Massachusetts on August 8, 2016 (the “Energy Diversity Act”), Fitchburg Gas & Electric Light Company (d/b/a Unitil), Massachusetts Electric Company (d/b/a National Grid), Nantucket Electric Company (d/b/a National Grid), and NSTAR Electric Company (d/b/a Eversource Energy) (collectively, the “RFP Sponsors”) have solicited competitive proposals for clean energy generation for an annual amount of electricity equal to approximately 9.45 TWh;

WHEREAS, Owner and an Affiliate of H.Q. Energy Services (U.S.) Inc., a corporation organized and existing under the laws of the State of Delaware (“HQUS”), jointly submitted a proposal pursuant to such solicitation that includes up to 1,090 MW of clean energy generation obtained by HQUS from its affiliate Hydro-Québec Production (a division of Hydro-Québec (as defined below), “HQP” and such generation, the “Hydro Generation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, HQUS has entered into a power purchase agreement (the “PPA”) with Distribution Company and additional power purchase agreements (the “Additional PPAs”) with the other RFP Sponsors with respect to an aggregate of 1,090 MW of Hydro Generation (and related renewable energy credits and environmental attributes);

WHEREAS, as part of the delivery of 1,090 MW of Hydro Generation for sale into the U.S. pursuant to the PPA and the Additional PPAs, Hydro-Québec TransÉnergie (“TransÉnergie”), a division of Hydro-Québec, intends to develop, construct, own and maintain a 1,200 MW +/-320 kV high-voltage direct current (“HVDC”) transmission line from the converter station at the Appalaches substation in Thetford Mines, Québec to the U.S. Border (as defined below) at Beattie Township, Maine (as further delineated in the diagram or described in Attachment A, the “Québec Line”);

WHEREAS, HQP has acquired from TransÉnergie firm transmission service over the Québec Line to permit the delivery of at least 1,200 MW of power into the U.S.;

WHEREAS, Owner intends to develop, construct, own and maintain a 1,200 MW +/-320 kV HVDC transmission line extending from the U.S. Border at Beattie Township, Maine to a new direct current to alternating current (“AC”) converter station to be located at Merrill Road in the City of Lewiston in the State of Maine (the transmission line and converter station, as more fully described in Attachment A, the “HVDC Line”);

WHEREAS, in order to interconnect the HVDC Line with the bulk power systems in New England, Owner intends to develop, construct, own and maintain additional 345 kV AC transmission lines, rebuilt 115 kV AC transmission lines and other substation equipment more fully described in Attachment A (together with the Merrill Road substation at its northern terminus and the associated equipment, as more fully described in Attachment A, the “AC Line” and, together with the HVDC Line, the “NECEC Transmission Line”);

WHEREAS, although Owner has performed studies believed to replicate those utilized by ISO-NE and does not believe that AC Upgrades (as defined below) or CCIS Capacity Upgrades (as defined below) will be required as a consequence of the construction and operation of the NECEC Transmission Line and the consummation of the transactions contemplated by this Agreement, this Agreement, the Additional TSAs (as defined below), the PPA or the Additional PPAs, ISO-NE (as defined below) may require certain AC Upgrades or CCIS Capacity Upgrades to be developed, constructed, owned and maintained by certain transmission owners other than Owner (which may include Affiliates of Owner) within their existing service territories in New England in order to interconnect the NECEC Transmission Line with the New England Transmission System (as defined below) in a safe and reliable manner, which AC Upgrades or CCIS Capacity Upgrades (if any) will be performed at Owner’s sole expense;

WHEREAS, concurrently with the execution and delivery of this Agreement, Owner has entered into (a) certain Additional TSAs with the other RFP Sponsors to sell an aggregate of 510.665 MW of firm transmission service for the first twenty (20) years following the Commercial Operation Date (as defined below), (b) certain Additional TSAs with HQUS to sell an aggregate of 1,090 MW of firm transmission service for years twenty-one (21) through forty (40) following the Commercial Operation Date and (c) the Additional HQUS TSA (as defined below) with HQUS; and

WHEREAS, Owner desires to sell Firm Transmission Service (as defined below) to Distribution Company for the first twenty (20) years following the Commercial Operation Date, and Distribution Company desires to acquire such Firm Transmission Service from Owner, at the rates and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1Definitions.  As used herein, the following terms shall have the following respective meanings:

“AC” has the meaning provided in the recitals to this Agreement.

“AC Line” has the meaning provided in the recitals to this Agreement.

“AC Upgrade Approvals” means, collectively, any Governmental Approvals or Third Party Consents, in each case, that are required to commence construction of the AC Upgrades.

“AC Upgrade Owners” means, collectively, any Person responsible for constructing one or more AC Upgrades pursuant to a facilities agreement.

“AC Upgrades” means any additions, upgrades, reinforcements or other modifications to the New England Transmission System that ISO-NE determines, pursuant to Section I.3.9 of the ISO-NE Tariff, to be required, at a minimum, to interconnect the NECEC Transmission Line at the Delivery Point with the New England Transmission System.

“Additional HQUS TSA” means that certain Transmission Service Agreement between HQUS and Owner, dated as of the date hereof, pursuant to which HQUS has acquired transmission service for up to 110 MW of capacity for forty (40) years following the Commercial Operation Date.

“Additional HQUS TSA Capacity” means the firm capacity of the NECEC Transmission Line of up to 110 MW that HQUS has committed in the Additional HQUS TSA to purchase in the forty (40) years following the Commercial Operation Date.

“Additional PPAs” has the meaning provided in the recitals to this Agreement.

“Additional TSA” means (a) any transmission service agreement entered into between an RFP Sponsor and Owner (other than this Agreement), pursuant to which such RFP Sponsor acquires firm transmission service for the first twenty (20) years following the Commercial Operation Date, (b) any transmission service agreement entered into between HQUS and Owner (including the HQUS TSA), pursuant to which HQUS acquires firm transmission service for years twenty-one (21) through forty (40) following the Commercial Operation Date or (c) the Additional HQUS TSA.

“Adverse Determination” has the meaning provided in Section 19.2(c).

“Advisory Ruling” has the meaning provided in Section 8.4 of the PPA.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the specified Person; provided, however, that, with respect to HQUS, a Person shall not be an “Affiliate” of HQUS unless such Person is Hydro-Québec (including, for the avoidance of doubt, a division of Hydro-Québec) or Controlled by Hydro-Québec.

“Agreement” has the meaning provided in the preamble to this Agreement.

“Applicable Law” means any duly promulgated federal, national, state, provincial or local law, regulation, rule, ordinance, code, decree, judgment, directive or judicial or administrative order, permit or other duly authorized and valid action of any Governmental Authority, including any binding interpretation of any of the foregoing by any Governmental Authority, which is applicable to a Person, its property or a transaction, and also including without limitation Section 83D of the Energy Diversity Act (“Section 83D”), the regulations promulgated under Section 83D, the Regulatory Approval and any other orders of the MDPU with respect to this Agreement.

“Approval Deadline” means December 14, 2019 (as the same may be extended in accordance with Section 4.1(c) or 4.1(e)), or such later date to which the Parties shall mutually agree in writing.

“Available Transfer Capability” means the lesser of (a) 1,090 MW or (b) the Total Transfer Capability.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

“Business Day” means any day except Saturday, Sunday or any other day on which the Federal Reserve member banks are required or authorized to close for business.

“Canadian Approvals” means, collectively, those Governmental Approvals and Third Party Consents, in each case, that are required to commence construction of the Québec Line in a manner consistent with Attachment A, all as set forth in Attachment D.

“Canadian Approval Deadline” means March 11, 2021 (as the same may be extended in accordance with Section 4.1(c) or 4.1(e)), or such later date to which the Parties shall mutually agree in writing.

“Cash” shall mean U.S. dollars held by or on behalf of a Party as Credit Support hereunder.

“CCIS Capacity Upgrade” means any upgrade determined by ISO-NE as necessary in order for the NECEC Transmission Line Capacity to satisfy the Capacity Capability Interconnection Standard under the ISO-NE Tariff.

“COD Notice” has the meaning provided in Section 4.2(c).

“Commercial Operation” means the availability of the NECEC Transmission Line for the provision of Firm Transmission Service in accordance with this Agreement and the HQUS TSA.

“Commercial Operation Date” has the meaning provided in Section 4.2(c).

“Commissioning” means (a) with respect to the NECEC Transmission Line, the start-up and testing activities required to demonstrate that the NECEC Transmission Line is ready for Commercial Operation and (b) with respect to the Québec Line, the start-up and testing activities required to demonstrate that the Québec Line is ready for commercial operation, consistent with Section 4.3(f).

“Concurrent Delay” has the meaning provided in Section 4.4.2(a).

“Confidential Information” means (a) this Agreement (including Attachments), (b) any documents, analyses, compilations, studies, or other materials prepared by or information received from a Party or its representatives that contain or reflect written or oral data or information that is privileged, confidential or proprietary and that is marked or otherwise clearly identified as “confidential” or “proprietary” or with words of like meaning, or (c) any subsequently prepared documents, analyses, compilations, studies or other materials or information that are derived from any of the documents, analyses, compilations, studies or other materials or information described in the foregoing clause (b).  Without limiting the generality of the foregoing, all information provided to Distribution Company or Owner under Sections 2.4, 5.2 and 6.3 hereof shall be deemed to be Confidential Information, whether or not such information is marked as “confidential” or “proprietary.”

“Consent” means, with respect to a Person, any approval, consent, permit, license, decree, certificate or other authorization of or from such Person.

“Construction Authorizations” means, collectively, those Governmental Approvals and Third Party Consents, in each case, that are required to commence construction of the NECEC Transmission Line, other than the ISO-NE Approval, including the approvals of the Maine Department of Environmental Protection, the U.S. Army Corp of Engineers, the Maine Public Utilities Commission and the U.S. Department of Energy (the Presidential Permit), as more fully set forth in Attachment C.

“Construction Contract” means any contract entered into by Owner that provides for the engineering, procurement or construction of the NECEC Transmission Line.

“Construction Phase” means the period commencing upon the receipt of the FERC Authorization or such other date to which the Parties shall mutually agree in writing, and ending on the day immediately preceding the Commercial Operation Date or upon the earlier termination of this Agreement pursuant to its terms (regardless of whether or not any such day is a Business Day).

“Contract Capacity” means the Proportionate Share multiplied by the NECEC Transmission Line Capacity.

“Contract Year” means each twelve-month period during the Term, with the first Contract Year commencing on the Commercial Operation Date and with each Contract Year after the first commencing on the anniversary of the Commerical Operation Date.

“Control” (including its correlative meanings “Controlled by” and “under common Control with”) means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the specified Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or Applicable Law or otherwise.

“Converter Station Contract Deadline” means July 30, 2019 (as the same may be extended in accordance with Section 4.1(c), 4.1(d), or 4.1(e)), or such later date to which the Parties shall mutually agree in writing.

“Credit Support” means collateral in the form of (a) Cash or (b) a Letter of Credit issued by a Qualified Bank in a form reasonably satisfactory to the beneficiary.

“Critical Energy Infrastructure Information” means any information defined as Critical Energy Infrastructure Information by FERC pursuant to 18 C.F.R. § 388.113, and shall include all Critical Infrastructure Protection (CIP) standards (CIP-002 through CIP-009) established by NERC.

“Critical Milestone” has the meaning provided in Section 4.1(a).

“Delivery Point” means the southern terminus of the NECEC Transmission Line at the Larrabee Road substation in Lewiston, Maine, as illustrated in Attachment A.

“Design Capability” means the maximum amount of electric power that the materials, equipment and structures comprising the HVDC Transmission Project will be designed to transfer bi-directionally in a safe and reliable manner, which amount shall be sufficient to permit the north-to-south delivery of all amounts scheduled for delivery in an aggregate amount of at least 1,090 MW, but not to exceed 1,200 MW, of electrical energy at the Delivery Point.

“Discount Rate” means the prime rate specified in the “Money and Investing” section of the Wall Street Journal, determined as of the date of notice of default, plus 300 basis points.

“Dispute” means any dispute, controversy or claim of any kind whatsoever arising out of or relating to a Proposal Agreement, including relating to the interpretation of the terms thereof or any Applicable Law that affects such Proposal Agreement, or the transactions contemplated thereunder, or the breach, termination or validity thereof.

“Distribution Company” has the meaning provided in the preamble to this Agreement.

“Distribution Company Default” has the meaning provided in Section 14.1.

“Distribution Company Indemnified Party” has the meaning provided in Section 20.1.

“Distribution Company Termination Payment” means, if Distribution Company is the defaulting Party, (a) prior to the Commercial Operation Date, an amount equal to the Proportionate Share of all costs prudently incurred by Owner as of the termination date in connection with the development and construction of the NECEC Transmission Line, or (b) on or after the Commercial Operation Date, an amount equal to the Proportionate Share multiplied by the Net Book Value of the NECEC Transmission Line. In either of these cases the Distribution Company Termination Payment will be reduced by the present value, discounted at the Discount Rate, of the Proportionate Share of the revenues (after taxes), if any; (i)  received or to be received by Owner from HQUS as successor to Distribution Company under this Agreement pursuant to Sections 8.2 and 14.8 of the HQUS TSA, and (ii) to be received by Owner from long term transmission services provided to other third parties on the NECEC Transmission Line during the remaining Term of the Agreement. For the purpose of these calculations, the revenues will be reduced by the operating costs incurred, or projected by Owner in good faith to be incurred, to provide the corresponding services and by the costs and losses incurred or experienced by Owner as a consequence of the Distribution Company’s default.  The reductions determined in accordance with clauses (i) and (ii) above will be limited to the amounts determined in accordance with clauses (a) and (b) above, and the reduction described in clause (ii) above will be determined considering only 90% of the revenues to be received. For purposes of calculating the Distribution Company Termination Payment, the denominator in “Proportionate Share” shall be 1,200 MW.

“Effective Date” has the meaning provided in Section 3.1.

“Excused Outages” has the meaning provided in Section 7.2(a).

“Execution Date” has the meaning provided in the preamble to this Agreement.

“Federal Power Act” means the United States Federal Power Act of 1935, as amended, 16 U.S.C. § 791a et seq.

“FERC” means the Federal Energy Regulatory Commission, or any successor regulatory agency that administers the Federal Power Act.

“FERC Amendment” has the meaning provided in Section 2.2(b).

“FERC Authorization” means, collectively, any FERC order which is not subject to rehearing or appeal authorizing Owner to provide Firm Transmission Service, including the FERC

Order and any authorization from FERC with respect to the Transmission Operating Agreement or Interconnection Agreements.

“FERC Order” has the meaning provided in Section 2.2(a).

“Financial Transmission Rights” means Financial Transmission Rights, as defined in the ISO-NE Tariff.

“Financing Deadline” means March 7, 2019 (as the same may be extended in accordance with Section 4.1(c) or 4.1(e)) or such later date to which the Parties shall mutually agree in writing.

“Firm Transmission Service” has the meaning provided in Section 7.1.1.

“Force Majeure” has the meaning provided in Section 15.1(a).

“Good Utility Practice” means those design, construction, operation, maintenance, repair, removal and disposal practices, methods and acts that are engaged in by a significant portion of the electric transmission industry in the United States during the relevant time period, or any other practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be the optimum practice, method or act to the exclusion of others but rather to be a spectrum of acceptable practices, methods or acts generally accepted in such electric transmission industry for the design, construction, operation, maintenance, repair, removal and disposal of electric transmission facilities in the United States. Good Utility Practice shall not be determined after the fact in light of the results achieved by the practices, methods, or acts undertaken, but rather shall be determined based upon the consistency of (a) the practices, methods, or acts when undertaken with (b) the standard set forth in the first two (2) sentences of this definition at such time.

“Governmental Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Governmental Authority, including any FERC Authorization.

“Governmental Authority” means any government or agency or other political subdivision thereof, including any province, state or municipality, or any other governmental, quasi-governmental, judicial, executive, legislative, administrative, regulatory, public or statutory instrumentality, authority, body, agency, commission, department, board, bureau or entity exercising judicial, executive, legislative, administrative or regulatory functions, any court or arbitrator with authority to bind a party at law, and shall include, to the extent exercising powers delegated by any Governmental Authority acting under Applicable Law, NERC and ISO-NE.

“Hourly Availability” means, with respect to any hour, the availability of the NECEC Transmission Line for the purposes of this Agreement, which shall equal (a) the Proportionate Share of the Available Transfer Capability for such hour, divided by (b) the Contract Capacity, expressed as a percentage; provided, however, that, for any hour, such availability of the NECEC Transmission Line shall not exceed one hundred percent (100%).

“HQP” has the meaning provided in the recitals to this Agreement.

“HQUS” has the meaning provided in the recitals to this Agreement.

“HQUS Delay” means delays in completing the Québec Line, whether due to operational difficulties or any other event that is not an event of Force Majeure.

“HQUS TSA” means that certain Transmission Service Agreement between HQUS and Owner, dated as of the date hereof, pursuant to which HQUS has acquired 579.335 MW of firm transmission service for years twenty-one (21) through forty (40) following the Commercial Operation Date.

“HVDC” has the meaning provided in the recitals to this Agreement.

“HVDC Line” has the meaning provided in the recitals to this Agreement.

“HVDC Transmission Project” means, collectively, (a) the Québec Line and (b) the NECEC Transmission Line.

“Hydro Generation” has the meaning provided in the recitals to this Agreement.

“Hydro-Québec” means Hydro-Québec, a body politic and corporate, duly incorporated and regulated by the Hydro-Québec Act (R.S.Q., Chapter H-5). As of the Execution Date, Hydro-Québec has four divisions: HQP, TransÉnergie, Hydro-Québec Distribution and Hydro-Québec Équipment.

“Immunities Act” means the United States Foreign Sovereign Immunities Act of 1976, 28 U.S.C. § 1602 et seq.

“Indemnification Notice” has the meaning provided in Section 20.3.

“Indemnified Party” has the meaning provided in Section 20.3.

“Insolvency Event” means, with respect to a Person, such Person (a) becomes “insolvent,” as defined in the Bankruptcy Code, or otherwise becomes bankrupt or insolvent under any Insolvency Laws, (b) has a liquidator, administrator, receiver, custodian, trustee, conservator or similar official appointed with respect to such Person or any material portion of such Person’s assets or such Person consents to such appointment, or a foreclosure action is instituted with respect to any material portion of such Person’s assets and is not dismissed within thirty (30) days of commencement thereof, (c) files a voluntary petition or otherwise authorizes or commences a proceeding or cause of action under the Bankruptcy Code or Insolvency Laws, (d) has an involuntary petition filed against it or acquiesces in the commencement of a proceeding or cause of action as the subject debtor under the Bankruptcy Code or Insolvency Laws, which petition is not dismissed within thirty (30) days after the filing thereof or results in the issuance of an order for relief against such Person, (e) makes or consents to an assignment of its assets in whole or in part, for the benefit of creditors or any general arrangement for the benefit of creditors, or a common law composition of creditors or (f) generally is unable to pay its debts as they fall due, or admits in writing to such inability.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization or similar laws of the U.S. or other Governmental Authority, as applicable, other than the Bankruptcy Code.

“Interconnection Agreements” means, collectively, (a) an agreement by and among Owner, TransÉnergie and ISO-NE that sets forth such parties’ respective rights and obligations following the interconnection at the U.S. Border of the NECEC Transmission Line with the Québec Line and (b) an agreement by and between Owner and ISO-NE that sets forth such parties’ respective rights and obligations following the interconnection at the Delivery Point of the NECEC Transmission Line with certain transmission facilities operated by ISO-NE. The Interconnection Agreements shall address cost responsibilities among entities other than the Distribution Company and the other RFP Sponsors and shall include provisions, both technical and otherwise, for safe and reliable interconnected operations of the HVDC Transmission Project following Commercial Operation (including use of the HVDC Transmission Project for the delivery of electric power in emergency circumstances).

“Interested Party” shall mean, collectively, the Parties and, if and as applicable, HQUS and the other RFP Sponsors.

“Invoice” means, with respect to a calendar month, an invoice that sets forth the amounts owed to the applicable Party with respect to such month in reasonable detail to evidence the basis for individual billings and charges.

“ISO-NE” means ISO New England Inc., or its successor organization.

“ISO-NE Approval” means approval by ISO-NE to operate the NECEC Transmission Line up to 1,200 MW.

“ISO-NE Definitions Manual” means the ISO New England Manual for Definitions and Abbreviations, Manual M-35, as in effect from time to time.

“ISO-NE Rules” means the ISO-NE Tariff and all ISO-NE manuals, rules, procedures, agreements or other documents relating to the reliable operation of the electric system in New England and the purchase and sale of electrical energy, electrical capacity and ancillary services, as such govern market participants with respect thereto in the operating jurisdiction of ISO-NE, as in effect from time to time, including the ISO-NE Definitions Manual; provided that such documents are publicly accessible.

“ISO-NE Tariff” means the ISO New England Inc. Transmission, Markets and Services Tariff, FERC Electric Tariff No. 3, as in effect from time to time, on file with FERC, or its successor tariff.

“kV” means kilovolt.

“KW” means kilowatt.

“Letter of Credit” shall mean an irrevocable, non-transferable standby letter of credit issued by a Qualified Bank utilizing a form acceptable to the Party in whose favor such letter of credit is issued.  All costs relating to any Letter of Credit shall be for the account of the Party providing that Letter of Credit.

“Maintenance Plan” means an annual plan for the management, operation and ordinary maintenance of the NECEC Transmission Line, which plan shall include a description of the scope and nature of the planned operating and maintenance programs and planned and preventive maintenance procedures for the NECEC Transmission Line, and the scheduled maintenance and other planned outages of the NECEC Transmission Line, in each case, in accordance with Section 6.3 hereof and the requirements of the PPA.

“Market Products” means, collectively, all products (however entitled and whether existing now or in the future) that (a) are recognized under ISO-NE Rules, (b) derive from the acquisition of transmission service over the NECEC Transmission Line under this Agreement and (c) can be sold for consideration or otherwise have economic value, including electrical energy, electrical capacity and ancillary services, including reserve products (including spinning and non-spinning reserves).

“Material Adverse Effect” means, with respect to a Party, a material adverse effect on the ability of such Party to perform any of its obligations under this Agreement.

“MDPU” means the Massachusetts Department of Public Utilities.

“Minimum Average Availability” means ninety percent (90%) of the Contract Capacity, provided that, during the Remediation Period, if applicable, for every ten (10) MW that the maximum operating capacity is below 1090 MW, the Minimum Average Availability shall be increased by one percent (1%), and provided further that if, at the earlier of the Remediation Date or the end of the Remediation Period, the operating capacity is below 1,090 MW, the Minimum Average Availability shall be increased by one-half of one percent (0.5%) for each 5 MW by which the operating capacity is below 1,090 MW.

“Municipal Owner Approvals” means the Owner Approvals identified in paragraph 10 of Attachment C that Owner reasonably determines are necessary to construct, own, and operate the NECEC Transmission Line.

“Municipal Owner Approval Deadline” means March 31, 2022 (as the same may be extended in accordance with Section 4.1(c) or 4.1(e)), or such later date to which the Parties shall mutually agree in writing.

“MW” means megawatt.

“MWh” means megawatt-hour.

“NECEC Facilities” has the meaning provided in Section 8.2.

“NECEC Transmission Line” has the meaning provided in the recitals to this Agreement.

“NECEC Transmission Line Capacity” means (a) 1,090 MW or (b) such lesser amount as may be established by the Commissioning of the NECEC Transmission Line, in each case, as measured at the Delivery Point; provided that the amount under clause (b) shall be increased if the capacity is increased after the Commercial Operation Date pursuant to Section 4.4.1(c).

“NERC” means the North American Electric Reliability Corporation, or its successor organization.

“Net Book Value” means, at any time, an amount equal to the original cost of construction minus depreciation (using a forty (40)-year depreciation schedule), as calculated in accordance with generally accepted accounting principles.

“New England Transmission System” means New England Transmission System, as defined in the ISO-NE Tariff.

“Non-Excused Outage” means any outage of the NECEC Transmission Line or reduction in the Total Transfer Capability below the NECEC Transmission Line Capacity, except due to an Excused Outage.

“OASIS” means the Open Access Same-Time Information System.

“OASIS Administrator” has the meaning provided in Section 10.4(a).

“Operation Phase” means the period commencing on the Commercial Operation Date and ending upon the expiration of the Term or earlier termination of this Agreement pursuant to its terms (regardless of whether or not any such day is a Business Day).

“Other Transmission Rights” means, collectively, any Financial Transmission Rights (or any similar concept), auction revenue rights or other financial or physical transmission rights, in each case, whether existing now or in the future, associated with the NECEC Transmission Line or AC Upgrades.

“Owner” has the meaning provided in the preamble to this Agreement.

“Owner Approvals” means, collectively, (a) the Construction Authorizations and (b) the ISO-NE Approval, all as set forth in Attachment C.

“Owner Default” has the meaning provided in Section 14.2.

“Owner Delay” has the meaning provided in Section 4.4.1.

“Owner Security” has the meaning provided in Section 16.1.

“Owner Termination Payment” means, if Owner is the defaulting Party (a) prior to the Commercial Operation Date, an amount equal to the Owner Security together with any Credit Support held by Distribution Company pursuant to Section 4.1(c), and (b) on or after the Commercial Operation Date (i) in the event that HQUS timely exercises its right to purchase or assume control of the NECEC Transmission Line and assume Owner’s obligations under the Agreement pursuant to Section 14.7 of the HQUS TSA, the amount of any damages (including for the avoidance of doubt any lost profit) incurred by Distribution Company as a result of the Owner Default and (ii) otherwise an amount, if positive, calculated according to the following formula: (x) the present value, discounted at the Discount Rate, for each month remaining in the Services Term (as defined in the PPA), of (A) the amount, if, any, by which the forward market price of Energy and Environmental Attributes (both as defined in the PPA), as determined by the average of the quotes of at least two nationally recognized energy consulting firms or brokers chosen by Distribution Company, for Replacement Energy and Replacement Environmental Attributes, (both as defined in the PPA) exceeds the applicable Price (as defined in the PPA) that would have been paid pursuant to Exhibit D of the PPA, multiplied by (B) the amount of Guaranteed Qualified Clean Energy (as defined in the PPA) as provided in Exhibit B of the PPA; provided that, if Distribution Company  receives a Termination Payment (as defined in the PPA) pursuant to Section 9.3 of the PPA, (other than any such Termination Payment received pursuant to Section 9.3(b)(iii) of the PPA), the Owner Termination Payment shall equal zero.

“Owner’s Construction Progress Report” has the meaning provided in Section 5.2.3(a).

“Owner’s Construction Schedule” has the meaning provided in Section 5.2.2.

“Owner’s Preliminary Schedule” has the meaning provided in Section 5.2.1.

“Parties” and “Party” have the meanings provided in the preamble to this Agreement.

“Person” means any legal person, including any natural person, domestic or foreign corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, business trust, estate, trust, enterprise, unincorporated organization, any Governmental Authority, or any other legal or commercial entity.

“Physical Transmission Line Capacity” means the sum of the NECEC Transmission Line Capacity and the Additional HQUS TSA Capacity.

“Power Cost Reconciliation Tariff” shall mean a fully reconciling cost recovery tariff mechanism that authorizes the establishment of a distribution charge that fully recovers Distribution Company’s net costs under this Agreement (including annual remuneration of up to two and three-quarters percent (2.75%)).  The rate reconciliation shall be designed in such a way as to limit the build-up of any under or over-recoveries over the course of the year.  A reconciliation shall occur at least annually, but may also be reconciled quarterly or monthly, to the extent necessary to eliminate regulatory lag for the recovery of costs or crediting of over-recoveries to customers.

“PPA” has the meaning provided in the recitals to this Agreement.

“PPA Contract Maximum Amount” means 579.335 MW, as such amount may be adjusted in accordance with the terms of the PPA.

“Presidential Permit” means the permit granted by the U.S. Department of Energy, pursuant to Executive Order 10485 as amended by Executive Order 12038, authorizing the construction, operation, maintenance and connection of facilities for the transmission of electric energy at the international border between the United States and Canada.

“Project Schedule” means a schedule setting forth the proposed engineering, procurement, construction and testing milestone schedule for (a) the NECEC Transmission Line based upon the Construction Contracts, (b) the Québec Line and (c) the AC Upgrades and the CCIS Capacity Upgrades based upon such information as can reasonably be obtained by Owner from the AC Upgrade Owners, recognizing that one or more Project Schedules will be completed and delivered before the date on which the AC Upgrades and the CCIS Capacity Upgrades are formally identified under this Agreement.

“Proportionate Share” means a fraction with the numerator equal to 579.335 MW and the denominator equal to 1,090 MW.

“Proposal Agreements” means, collectively, this Agreement, the Additional TSAs, the PPA and the Additional PPAs.

“Purchased Power Accounting Authorization” shall mean authorization for Distribution Company, at Distribution Company’s sole discretion, to take appropriate steps to assure avoidance of a material, negative balance sheet impact on Distribution Company or Distribution Company’s direct or indirect parent company, upon appropriate filing with and approval by the MDPU.

“Qualified Bank” means a U.S. commercial bank (or the U.S. branch of a foreign bank) having (a) assets on its most recent balance sheet of at least $10 billion and (b) a long-term credit rating of at least “A-” by S&P or “A3” by Moody’s (or its equivalent).

“Québec Converter Station Contract Deadline” means July 30, 2019 (as the same may be extended in accordance with Section 4.1(c) or 4.1(e)), or such later date to which the Parties shall mutually agree in writing.

“Québec Line” has the meaning provided in the recitals to this Agreement.

“Real Power Losses” means energy consumed by the electrical impedance characteristics of the NECEC Transmission Line.

“Recovery” has the meaning provided in Section 20.6.

“Regulatory Approval” shall mean the MDPU approval of this entire Agreement, which approval shall include without limitation: (1) confirmation that this Agreement has been approved under Section 83D and the regulations promulgated thereunder and that all of the terms of such Section 83D and such regulations apply to this Agreement; (2) definitive regulatory authorization for Distribution Company to recover all of its costs incurred under and in connection with this Agreement for the entire term of this Agreement through the implementation of a Power Cost Reconciliation Tariff and/or other cost recovery or reconciliation mechanisms; (3) definitive regulatory authorization for Distribution Company to recover remuneration of up to two and three-quarters percent (2.75%) of Distribution Company’s annual payments under this Agreement for the term of this Agreement through the Power Cost Reconciliation Tariff; and (4) approval of any Purchased Power Accounting Authorization requested by Distribution Company in connection with the Regulatory Approval. Such approvals shall be acceptable in form and substance to Distribution Company in its sole discretion, shall not include any conditions or modifications that Distribution Company deems, in its sole discretion, to be unacceptable, and shall be final and not subject to appeal or rehearing.

“Regulatory Approval Delay” means any delay in the receipt of the Regulatory Approval beyond January 25, 2019.

“Regulatory Approval Termination Outside Date” has the meaning provided in Section 3.3.1(a).

“Remediation Date” has the meaning provided in Section 4.4.1(b)(i).

“Remediation Period” has the meaning provided in Section 4.4.1(b)(i).

“RFP Sponsors” has the meaning provided in the recitals to this Agreement.

“Scheduling Rules” has the meaning provided in Section 7.1.3.

“State Amendment” has the meaning provided in Section 2.3.

“Target Date” has the meaning provided in Section 4.2(a).

“Term” has the meaning provided in Section 3.2.

“Termination Payment” means, as the context requires, the Distribution Company Termination Payment or the Owner Termination Payment.

“Third Party Claim” has the meaning provided in Section 20.3.

“Third Party Consent” means any Consent of a Person other than a Governmental Authority.

“Total Transfer Capability” means the total transfer capability of the NECEC Transmission Line, as defined in, and established in accordance with, the ISO-NE Tariff and determined by ISO-NE for each hour.

“TransÉnergie” has the meaning provided in the recitals to this Agreement.

“TransÉnergie OATT” means the Hydro-Québec Open Access Transmission Tariff, as amended or accepted by the Régie de l’énergie from time to time.

“Transfer” has the meaning provided in Section 22.1(a).

“Transmission Operating Agreement” means an agreement entered into by and between Owner and ISO-NE for transmission operating services over the NECEC Transmission Line under which operating control (as defined in such agreement) of the NECEC Transmission Line is transferred from Owner to ISO-NE.

“Transmission Operator” means ISO-NE acting in its capacity pursuant to the Transmission Operating Agreement.

“Transmission Service Payment” has the meaning provided in Section 8.1.

“Unfavorable FERC Decision” has the meaning provided in Section 2.2(a).

“United States” or “U.S.” means the United States of America.

“U.S. Border” means the location on or near the international border between the State of Maine and the Province of Québec where the HVDC Line and the Québec Line interconnect.

Section 1.2Interpretation.  In this Agreement, unless the context otherwise requires, the following rules shall apply to the usage of terms:

Section 1.2.1Singular; Plural; Gender; Corollary Meaning. The singular shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine and neuter forms. If a term is defined as one part of speech (such as a noun), then it shall have a corresponding meaning when used as another part of speech (such as a verb).

Section 1.2.2Coordinating Conjunctions.  The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

Section 1.2.3Self-Reference. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.2.4Inclusive References. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import.

Section 1.2.5Incorporation by Reference. Any reference in this Agreement to an “Article,” “Section” or other subdivision or to an “Attachment” or other schedule or attachment shall be references to an article, section or other subdivision of, or to a schedule or attachment to, this Agreement, unless otherwise stated, and all such Articles, Sections and Attachments are incorporated into this Agreement by reference (all of which comprise part of one and the same agreement with equal force and effect). In the event of any conflict or other inconsistency between the main body of this Agreement and any attachment or schedule to this Agreement, the provisions of the main body of this Agreement shall prevail.

Section 1.2.6Subsequent Acts.  Any references in this Agreement to any statute shall be deemed to refer to such statute, as amended or replaced from time to time, including by succession of comparable successor statute, and all rules and regulations promulgated thereunder. In the event any index or publication referenced in this Agreement ceases to be published or a concept defined by reference to any such index or publication ceases to exist, each such reference shall be deemed to be a reference to a successor or alternate index, publication or concept reasonably agreed to by the Parties. Unless specified otherwise, a reference to a given agreement or instrument, and all schedules and attachments thereto, shall be a reference to that agreement or instrument as modified, amended, supplemented and restated, and as in effect from time to time.

Section 1.2.7Inclusive of Permitted Successors. Unless otherwise expressly stated, references to any Person also include its permitted successors and assigns.

Section 1.2.8Time Computation. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.2.9Business Days.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day, and in the case of payments (including refunds of payments), no interest shall accrue on the amount due; provided that such payment is made in full on the next day that is a Business Day.

Section 1.2.10Governmental Approvals. Except as otherwise expressly provided in this Agreement, any Governmental Approval shall be deemed to be received upon issuance, even if such Governmental Approval is subject to appeal or rehearing.

Section 1.2.11Currency. All references to prices, values or monetary amounts referred to in this Agreement shall be paid in United States currency, unless expressly provided otherwise.

Article II

REGULATORY FILINGS AND REQUIRED APPROVALS

Section 2.1MDPU Filing; FERC Filing.

(a)Distribution Company shall file for the Regulatory Approval as soon as practicable following the execution of this Agreement, and in any event shall use commercially reasonable efforts to file within sixty (60) days thereafter.

(b)Owner shall file this Agreement with FERC pursuant to Section 205 of the Federal Power Act and 18 C.F.R. Part 35 as soon as practicable following the date when Distribution Company files for the Regulatory Approval, and in any event within thirty (30) days thereafter. Such filing with FERC shall include waiver requests for the Effective Date to occur consistent with Section 3.1, which Effective Date may be more than one hundred twenty (120) days before the Commercial Operation Date.

(c)The Parties shall respond promptly to any requests for additional information made by FERC or the MDPU in connection with such filings.

(d)Upon the filing of this Agreement pursuant to Section 2.1(a) or 2.1(b), Owner or Distribution Company shall support the approval or acceptance of this Agreement by the MDPU and FERC without modification or condition.

Section 2.2Modifications to FERC Order.

(a)In the event (i) FERC issues an order accepting or approving this Agreement for filing (the “FERC Order”) and (ii) the FERC Order makes any acceptance subject to a hearing  or contains modifications or conditions that are unacceptable to a Party, in its sole discretion (an “Unfavorable FERC Decision”), such Party shall deliver a written notice to the other Party specifying the issues, to the extent it is able, set for hearing or the unacceptable modifications or conditions, which notice shall be delivered within five (5) Business Days following the issuance of the Unfavorable FERC Decision.

(b)In the event of an Unfavorable FERC Decision, the Parties may agree upon amendments to this Agreement (each, a “FERC Amendment”) that achieve, as nearly as practicable, the commercial intent of this Agreement as of the Execution Date in a manner consistent with the Unfavorable FERC Decision. Any such amendment shall be subject to applicable regulatory approvals.  As soon as practicable after any FERC Amendment(s) have been executed and delivered by the Parties, Owner shall file such FERC Amendment(s) with FERC.

(c)In the event of an Unfavorable FERC Decision, each Party shall retain the right to request a rehearing or reconsideration of the FERC Order regardless of any negotiations that have occurred or are occurring pursuant to clause (b) above;

provided, however, that, in the event the Parties execute a FERC Amendment after any one or both of the Parties has filed for rehearing or reconsideration, any such rehearing or reconsideration request shall be withdrawn no later than five (5) Business Days after FERC issues an order accepting or approving the FERC Amendment for filing, if such rehearing or reconsideration request is inconsistent with the terms and conditions of this Agreement, as amended. Unless otherwise agreed in writing by the Parties, a filing by any Party of a request for rehearing or reconsideration of the FERC Order shall not toll or otherwise modify any date or time period set forth in this Agreement, including, for the avoidance of doubt, the date upon which the Construction Phase shall commence.

Section 2.3Modifications Pursuant to Unfavorable MDPU Order.  In the event the Regulatory Approval contains modifications or conditions that are unacceptable to a Party, in the Party’s sole discretion (an “Unfavorable MDPU Order”), such Party shall deliver a written notice to the other Party of such Unfavorable MDPU Order specifying the unacceptable modifications or conditions, which notice shall be delivered within five (5) Business Days following such Unfavorable MDPU Order, and the Parties may agree to amend this Agreement to address such modifications or conditions (any of the foregoing amendments, a “State Amendment”). Any such amendment shall be subject to applicable regulatory approvals, and as soon as practicable after any State Amendment has been executed, Distribution Company or Owner (as applicable) shall file such State Amendment with the MDPU and FERC.

Section 2.4Cooperation.

(a)In addition to their obligations under Section 2.1, each Party shall (i) cooperate with each other to prepare, file and effect any applications, notices, petitions, reports or other filings or documentation required under Applicable Law or otherwise necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) provide updates to the other Party on material developments in connection with any such filings or documentation, (iii) provide any non-privileged information reasonably requested by the other Party in connection with any such filings or documentation, and (iv) cooperate with the other Party to use commercially reasonable efforts to obtain all Governmental Approvals and Third Party Consents that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the FERC Authorization (without unacceptable modifications or conditions, except as permitted by this Agreement), the other Owner Approvals, the Municipal Owner Approvals, the Canadian Approvals, and the Regulatory Approval (without unacceptable modifications or conditions, except as permitted by this Agreement).  Owner shall provide any support reasonably necessary and requested by the AC Upgrade Owners to obtain the AC Upgrade Approvals.

(b)Each Party shall consult with the other Party with respect to all characterizations of information relating to such other Party or the transactions contemplated by this Agreement that are proposed to appear in any filings or documentation contemplated by Section 2.1 or Section 2.4(a). Each Party shall promptly provide comments, if any, to the other Party on any such characterizations of information. Each Party shall make a good faith effort to take into account any comments made by the other Party.

Section 2.5No Inconsistent Action. Except as provided in Section 17.2 and Article XIX, from and after the Execution Date, no Party shall undertake any action before FERC, ISO-NE, the MDPU or any other Governmental Authority that is contrary to the Party’s obligations under this Agreement, including, for the avoidance of doubt, Section 2.1(c) and Section 7.1.4, or support any such contrary action by any Affiliate.

Article III

EFFECTIVE DATE; TERM

Section 3.1Effective Date.  Article I, Article II, this Section 3.1, Section 3.3.1, Section 3.3.2, Article XVII, Article XVIII, Article XIX, Article XXII, and Article XXIII shall become effective and enforceable to the extent permitted by Applicable Law upon the Execution Date. The remaining provisions of this Agreement shall become effective and enforceable to the extent permitted by Applicable Law upon receipt of the Regulatory Approval (the “Effective Date”). Notwithstanding the first sentence of this Section 3.1, this Agreement will become effective as a FERC rate schedule upon the effective date set forth in the FERC Order. Notwithstanding Section 14.5 and any other provision of this Agreement, Distribution Company shall have no obligation to make any payment under this Agreement prior to receipt of the Regulatory Approval and the FERC Authorizations.

Section 3.2Term. The term of this Agreement shall commence on the Execution Date and shall expire on the twentieth (20th) anniversary of the Commercial Operation Date, unless earlier terminated (in whole or in part) or extended in accordance with the terms hereof (the “Term”).

Section 3.3Termination Rights. This Agreement may be terminated in accordance with the ensuing provisions in this Article III, subject to any required regulatory reviews, approvals or acceptances, as applicable. Neither Party shall oppose any termination of this Agreement made in accordance with this Article III before FERC or any other Governmental Authority; provided, however, that the foregoing shall not prohibit any Party from challenging or otherwise Disputing whether or not any such termination is permitted by this Agreement.

Section 3.3.1Failure to Obtain Regulatory Approval and FERC Authorizations.

(a)This Agreement may be terminated by any Party in the event (i) it determines that the Regulatory Approval or the FERC Authorizations contain terms and conditions that are, in its sole discretion, unacceptable to such Party, (ii) the Regulatory Approval is denied or is not received by January 25, 2020 (such date, the “Regulatory Approval Termination Outside Date”), (iii) the Regulatory Approval of the PPA (as defined in the PPA) is not received within the time frame set forth therein and the PPA is terminated, (iv) the FERC Authorization is denied or is not received by January 25, 2020, or (v) any Additional TSA with an RFP Sponsor is terminated pursuant to Section 3.3.1(a) of that Additional TSA, provided that the termination right under this clause (v) is exercised by a Party within thirty (30) days of the effective date of the termination of such Additional TSA.

(b)Upon termination of this Agreement pursuant to clause (a) above, neither Party shall have any liability to the other Party under this Agreement.

Section 3.3.2Mutual Agreement.  This Agreement may be terminated at any time upon written agreement of the Parties.

Section 3.3.3Failure to Obtain Certain Approvals.

(a)Unless otherwise agreed in writing by the Parties, this Agreement shall terminate immediately without further action of the Parties in the event any of the Owner Approvals (other than the Municipal Owner Approvals) has not been obtained by the Approval Deadline, any of the Canadian Approvals has not been obtained by the Canadian Approval Deadline, or any of the Municipal Owner Approvals has not been obtained by the Municipal Owner Approval Deadline (each of the foregoing as extended, if applicable, pursuant to Section 4.1(c) or 4.1(e)).

(b)In the event any of the Owner Approvals (other than the Municipal Owner Approvals) has not been obtained by the Approval Deadline or if any of the Municipal Owner Approvals has not been obtained by the Municipal Owner Approval Deadline (each of the foregoing as extended, if applicable, pursuant to Section 4.1(c) or 4.1(e)), and this Agreement has been terminated pursuant to clause (a) above, Distribution Company may draw against the Credit Support provided by Owner to Distribution Company, including the Owner Security and any additional Credit Support provided by Owner to Distribution Company pursuant to Section 4.1(c) hereof.

(c)In the event any of the Canadian Approvals has not been obtained by the Canadian Approval Deadline (as extended, if applicable, pursuant to Section 4.1(c) or 4.1(e)) and this Agreement has been terminated pursuant to clause (a) above,  Distribution Company may draw against the Credit Support provided by Owner to Distribution Company, including the Owner Security and any additional Credit Support provided by Owner to Distribution Company pursuant to Section 4.1(c) hereof.

(d)Except as otherwise provided in clause (b) or in clause (c) above, upon termination of this Agreement pursuant to clause (a) above, neither Party shall have any liability to the other Party under this Agreement.

Section 3.3.4Distribution Company Default.

(a)Owner shall have the right to terminate this Agreement in accordance with Section 14.3(a).

(b)Upon the exercise by Owner of its termination rights pursuant to clause (a) above, Owner shall have the right to recover from Distribution Company, and Distribution Company shall pay to Owner, the Distribution Company Termination Payment in accordance with Section 14.3(c).

(c)The exercise by Owner of its termination rights pursuant to clause (a) above shall constitute a waiver by Owner of all other remedies or damages that may be available at law or in equity against Distribution Company; provided, however, that Owner shall not waive its right to, and Distribution Company shall remain liable for, the Distribution Company Termination Payment, any unpaid amounts owed by Distribution Company pursuant to Section 8.1 hereof and any amounts owed by Distribution Company to Owner under Section 3.4, together with any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Owner to recover the Distribution Company Termination Payment.

Section 3.3.5Owner Default.

(a)Distribution Company shall have the right to terminate this Agreement in accordance with Section 14.4(a).

(b)Upon the exercise by Distribution Company of its termination rights pursuant to clause (a) above, Distribution Company shall have the right to recover from Owner, and Owner shall pay to Distribution Company, the Owner Termination Payment in accordance with Section 14.4(a).

(c)The exercise by Distribution Company of its termination rights pursuant to clause (a) above shall constitute a waiver by Distribution Company of all other remedies or damages that may be available at law or in equity against Owner; provided, however, that Distribution Company shall not waive any right to, and Owner shall remain liable for, the Owner Termination Payment, any amounts owed by Owner to Distribution Company under Section 3.4, any accrued but unpaid amounts under Section 4.4.1 or any express modification of Distribution Company’s payment obligations that have accrued under this Agreement before or as of such termination, and any indemnification obligations of Owner to Distribution Company under this Agreement, together with any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Distribution Company to recover such damages or such indemnified or other amounts owed to Distribution Company by Owner.

Section 3.3.6Force Majeure. This Agreement may be terminated in accordance with Section 15.1(c).

Section 3.3.7Extended Excused Outage. This Agreement may be terminated in accordance with Section 7.2(c).

Section 3.3.8Termination of the PPA under Certain Circumstances. Upon termination of the PPA, this Agreement may be terminated by either Party upon written notice to the other Party and without further recourse, except where the PPA is terminated: (i) due to an Event of Default by Distribution Company as defined in the PPA, or (ii) by mutual agreement of the parties to the PPA.

Section 3.4Termination Payments.

(a)Within sixty (60) days following the termination of this Agreement pursuant to Section 3.3, Owner shall deliver to Distribution Company an invoice that sets forth Owner’s good faith estimate of the amounts owed to Owner by Distribution Company under Section 3.3, or Distribution Company shall deliver to Owner an invoice that sets forth Distribution Company’s good faith estimate of the amounts owed to Distribution Company by Owner under Section 3.3. The recipient of such invoice shall pay the amounts set forth in such invoice within thirty (30) days following its receipt of such invoice. Either Party may deduct and setoff payment of such amounts against any accrued but unpaid payment obligation of the payee to such Party hereunder.  Upon the other Party’s request, the invoicing Party shall provide documentation describing the basis for the amounts invoiced in reasonable detail.

(b)The Parties acknowledge and agree that the payment of amounts by the defaulting Party to the non-defaulting Party pursuant to Section 3.3 or this Section 3.4 is an appropriate remedy and that any such payment does not constitute a forfeiture or penalty of any kind. The Parties further acknowledge and agree that the damages for the termination of this Agreement are difficult or impossible to determine and that the damages calculated under Section 3.3 or this Section 3.4 (together with any remedies available to Distribution Company under the PPA) constitute a reasonable approximation of the harm or loss to the non-defaulting Party as a result thereof.

Section 3.5Effect of Termination.  Except as provided in Section 3.3 and in Section 23.13 for the survival of provisions, upon expiration or other termination of this Agreement pursuant to its terms, each of the Parties shall be released from all of its obligations under this Agreement, other than any accrued but unpaid payment obligation. Notwithstanding the foregoing sentence, upon such expiration or termination of this Agreement, either Party shall have the right to recover any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by such Party to recover any amounts owed to such Party by the other Party hereunder or to secure the release of any security or performance assurance provided by or on behalf of such Party after the later to occur of the end of the Term or the date on which any accrued but unpaid payment obligation of such Party to the other Party hereunder shall have been fully, finally and indefeasibly satisfied.

Article IV

COMMERCIAL OPERATION

Section 4.1Critical Milestones.

(a)Subject to Sections 4.1(c), 4.1(d) and 4.1(e), commencing on the Effective Date, Owner shall develop the NECEC Transmission Line in order to achieve the milestones set forth in clauses (i), (iii)-(v), and (vii) below, and use commercially reasonable efforts to cause HQUS to develop the Québec Line in order to achieve the milestones set forth in clauses (ii) and (vi) below (each clause, a “Critical Milestone”) on or before the dates set forth in this Section 4.1(a):

(i)Receipt of all Owner Approvals (other than the Municipal Owner Approvals) and AC Upgrade Approvals in final form by the Approval Deadline;

(ii)Receipt of all Canadian Approvals in final form by the Canadian Approval Deadline;

(iii)Receipt of the Municipal Owner Approvals in final form by the Municipal Owner Approval Deadline;

(iv)Closing of any financing required for the construction and operation of the NECEC Transmission Line or other demonstration to Distribution Company’s reasonable satisfaction of the financial capability of Owner to construct the NECEC Transmission Line, including, as applicable, Owner’s financial obligations with respect to interconnection of the NECEC Transmission Line and construction of the AC Upgrades and the CCIS Capacity Upgrades, by the Financing Deadline; and

(v)Execution by Owner and a contractor of an agreement for the engineering, procurement, and construction of the converter station at the southern end of the HVDC Line and payment by Owner to the contractor of an initial payment of at least 5% of the total price of the agreement, both by the Converter Station Contract Deadline;

(vi)Execution by Hydro-Québec Equipment, a division of Hydro-Québec, of a contract that provides for the engineering, procurement, or construction of the converter station associated with the Québec Line by the Québec Converter Station Contract Deadline;

(vii)Achievement of the Commercial Operation Date by the Target Date.

(b)Except for the achievement of the Commercial Operation Date, which shall be governed by the provisions of Section 4.2, Owner shall provide Distribution Company (or, in the case of clause (ii), use commercially reasonable efforts to cause HQUS to provide Distribution Company) with written notice of the achievement of each Critical Milestone as set forth in Attachment B within seven (7) days after that achievement, which notice shall include information demonstrating with reasonable specificity that such Critical Milestone has been achieved. Owner acknowledges that Distribution Company will receive such notice solely to monitor progress toward the Commercial Operation Date, and Distribution Company shall not have any responsibility or liability for the development, construction, operation and maintenance of the NECEC Transmission Line or the Québec Line.

(c)Subject to Sections 4.1(e) and 4.2, Owner may extend all of the dates for the Critical Milestones not yet achieved under this Agreement by up to four (4) six-month periods for a maximum combined period of two (2) years from the dates originally established in Section 4.1(a).  Owner shall post Credit Support (in addition to the Owner Security and the Twenty-One Million, Eight Hundred Thousand Dollars ($21,800,000) of security delivered to Distribution Company and the other RFP Sponsors by HQUS pursuant to the PPA and the Additional PPAs) in an amount equal to $5,000 per MW of the PPA Contract Maximum Amount for each such six-month period, with a pro-rata adjustment of the amount of any such additional Credit Support for any partial reduction of the applicable six-month period pursuant to Section 4.1(e). Any such election shall be made in a written notice to Distribution Company on or prior to the first date for a Critical Milestone that has not yet been achieved (as such date may have previously been extended). Such notice shall include a detailed explanation of the reasons for the delay, why the delay could not be avoided and the impact on Owner’s Construction Schedule and the expected Commercial Operation Date. Distribution Company shall have the right to request and receive information from Owner regarding such explanation.  Such additional Credit Support shall be provided by Owner if there is an Owner Delay or an HQUS Delay and Owner wishes (or is required under the HQUS TSA) to extend any Critical Milestone date. Any additional Credit Support provided under this Section 4.1(c) shall be returned to Owner upon the Commercial Operation Date; provided that, in the event the Commercial Operation Date is not achieved by the Target Date, Distribution Company shall have the rights and remedies set forth in Article XIV, which, for the avoidance of doubt, shall include recourse against any Credit Support posted by Owner.

(d)To the extent a Force Majeure event pursuant to Section 15.1 has occurred that prevents Owner from achieving the Critical Milestone dates for execution of the contract for the purchase by Owner of the Converter Station (Section 4.1(a)(v)) or the Commercial Operation Date (Section 4.1(a)(vii)), or prevents the achievement of the Québec Converter Station milestone (Section 4.1(a)(vi)), by the applicable Critical Milestone date, the Critical Milestone date(s) impacted by such Force Majeure event shall be extended for the duration of the Force Majeure event, but under no circumstances shall extensions of those Critical Milestone dates exceed twelve (12) months beyond the applicable Critical Milestone date; provided that Owner shall not have the right to declare a Force Majeure event related to the Critical Milestone for Owner Approvals (Section 4.1(a)(i)), Canadian Approvals (Section 4.1(a)(ii)), Municipal Owner Approvals (Section 4.1(a)(iii)), or the financing Critical Milestone (Section 4.1(a)(iv)).

(e)In the event of a Regulatory Approval Delay, the date for each Critical Milestone not yet achieved shall be extended for the duration of the delay.  The number of days of extension pursuant to the six-month extensions available under Section 4.1(c) shall be reduced by one day for each day of Regulatory Approval Delay pursuant to this subsection (e) up to a maximum reduction of 365 days. For purposes of illustration, Regulatory Approval Delay of two hundred ten (210) days would allow Owner two six-month extensions and one extension of five months.

Section 4.2Commercial Operation Date.

(a)The “Target Date” for Commercial Operation is December 13, 2022 (as the same may be extended in accordance with Sections 4.1(c), 4.1(d) or 4.1(e)) or such later date to which the Parties shall mutually agree in writing. Absent written agreement by the Parties, the Target Date may not be extended beyond December 13, 2024 unless such extension is due to Regulatory Approval Delay or an event of Force Majeure as set forth in Sections 4.1(d) and 4.1(e).  The provisions of Sections 4.1(c), 4.1(d), and 4.1(e) and all other provisions of this Agreement are subordinate to this Section 4.2 (a) and the aforesaid Section 4.1 provisions and such other provisions shall be construed in a manner that is consistent with this Section 4.2(a).  Owner shall provide a written non-binding notice to Distribution Company no later than sixty (60) days before the date Owner reasonably expects the Commercial Operation Date to occur.

(b)At the request of Owner made in writing, Distribution Company shall cooperate with Owner, TransÉnergie and ISO-NE to support the Commissioning of the HVDC Transmission Project.

(c)As soon as practicable after Owner is of the opinion that the conditions to Commercial Operation, as set forth in Section 4.3, have been satisfied, or such conditions have been waived in writing by the Parties (except in the case of Section 4.3(b), Section 4.3(e), Section 4.3(g) and Section 4.3(h), which conditions may be waived in writing by Distribution Company, in its sole discretion), Owner shall deliver a written notice to Distribution Company specifying the date upon which Commercial Operation shall commence (the “COD Notice”), which commencement date shall occur no earlier than ten (10) Business Days after the receipt by Distribution Company of the COD Notice or on such other date as agreed upon by the Parties in writing (such date, the “Commercial Operation Date”).

(d)Within five (5) Business Days after the receipt by Distribution Company of the COD Notice, Distribution Company shall deliver a certificate to Owner either (i) confirming that the conditions set forth in Section 4.3 have been satisfied or duly waived and that Commercial Operation may commence on the Commercial Operation Date or (ii) objecting with reasonable detail to the COD Notice. Distribution Company’s failure to respond in writing to a COD Notice within such five (5) Business Day period shall be deemed to be a confirmation that the conditions set forth in Section 4.3 have been satisfied or duly waived. Any Dispute over whether or not the conditions set forth in Section 4.3 have been satisfied or duly waived shall be resolved in accordance with Article XVII.

Section 4.3Conditions Precedent to Commercial Operation. The items set forth in clauses (a) through (i) below shall be conditions precedent to the Commercial Operation of the NECEC Transmission Line:

(a)Completion of the Commissioning of the HVDC Transmission Project by Owner (in coordination with ISO-NE) and TransÉnergie;

(b)The NECEC Transmission Line has been constructed in accordance with Attachment A and Good Utility Practice, and is capable of operating at the Design Capability, except as otherwise permitted pursuant to Section 4.4.1(b);

(c)Completion of the AC Upgrades and the CCIS Capacity Upgrades;

(d)The Interconnection Agreements shall be in full force and effect;

(e)The Transmission Operating Agreement shall be in full force and effect and ISO-NE shall have informed Owner that ISO-NE (i) is prepared to assume operational control over the NECEC Transmission Line, as defined in, and in accordance with, the Transmission Operating Agreement and (ii) will assume such operational control as of the Commercial Operation Date;

(f)The Québec Line has been constructed in accordance with Attachment A, and is capable of operating at the Design Capability, except as otherwise permitted pursuant to Section 4.4.1(b);

(g)Receipt by Distribution Company of copies of certificates evidencing all outstanding insurance required or otherwise obtained under Section 5.3; and

(h)Receipt by Distribution Company of an opinion of legal counsel, reasonably satisfactory to Distribution Company, that all Governmental Approvals and Third Party Consents required to own and operate the NECEC Transmission Line have been obtained.

Section 4.4Delay in Commercial Operation; Reduced Level of Operation.

Section 4.4.1Owner Delay.  If, other than solely as a result of an HQUS Delay, Force Majeure, or Concurrent Delay, any conditions set forth in Section 4.3 shall not have been satisfied or duly waived by the Target Date (such delay, an “Owner Delay”):

(a)Distribution Company shall have the right to recover from Owner, and Owner shall pay or reimburse to Distribution Company, for each day (or part thereof) following the Target Date during which the Owner Delay is continuing, an amount equal to One Hundred Dollars ($100) per MW of Contract Capacity per day for the period commencing on the Target Date and ending on the earliest of (x) the Commercial Operation Date, (y) the date on which Distribution Company terminates this Agreement under Section 14.4 hereof, and (z) the date that is twelve (12) months after the Target Date.

(b)Design Capacity Shortfall.

(i)As of the Commercial Operation Date. In the event and to the extent that, as of the Commercial Operation Date, the NECEC Transmission Line or the Québec Line is only capable of operating below 1,090 MW, and (A) the NECEC Transmission Line and the Quebec Line are capable of operating at or above 1,040 MW and despite such condition Owner elects to begin transmission service hereunder, or (B) the NECEC Transmission Line and the Quebec Line are capable of operating at less than 1,040 MW and despite such condition Owner requests and Distribution Company provides written consent to begin transmission service hereunder (such consent not to be unreasonably withheld, conditioned, or delayed), then Owner shall have twenty-four (24) months from the Commercial Operation Date to attempt to increase such operating capacity to 1,090 MW (the “Remediation Period”), and Owner shall pay to Distribution Company, for each day (or part thereof) following the Commercial Operation Date and until the end of the Remediation Period, or such earlier date designated by Owner in writing to Distribution Company (the “Remediation Date”), an amount equal to One Hundred Dollars ($100) per MW per day multiplied by the Proportionate Share of the difference between 1,090 MW and such operating capacity as of the Commercial Operation Date.   Such payments shall be made on a monthly basis pursuant to invoices delivered by Distribution Company to Owner.  Distribution Company’s payments shall be based on the actual operating capacity of the NECEC Transmission Line, as is stated in Section 8.1.

(ii)Following Remediation. If, on the earlier of Remediation Date or the end of the Remediation Period, the operating capacity of the NECEC Transmission Line and the Québec Line have been increased to at or above 1,075 MW but less than 1,090 MW, then this Agreement shall continue in effect at the actual operating capacity of the NECEC Transmission Line, the Contract Capacity shall be deemed modified accordingly, and the rate used to calculate the Transmission Service Payment will be reduced pro rata to reflect the capacity shortfall below 1,090 MW. For illustrative purposes, if following the earlier of the Remediation Date or the end of the Remediation Period, the operating capacity of the NECEC Transmission Line and the Québec Line is 1,080 MW, which will be the Contract Capacity from then onwards, the Transmission Service Payment rate for the remainder of the Term shall be reduced to the Transmission Service Payment rate then in effect multiplied by 1,080/1,090, and that rate shall be multiplied by the Contract Capacity of 1,080 MW to determine the Transmission Service Payment.

(iii)An Owner Default shall be deemed to have occurred pursuant to Section 14.2(c) if (A) as of the Commercial Operation Date, the NECEC Transmission Line and the Québec Line are not both capable of operating at or above 1,040 MW, and Distribution Company has not agreed in writing to begin transmission service hereunder notwithstanding such operating capability, or (B) as of the earlier of the Remediation Date or the end of the Remediation Period, the NECEC Transmission Line and the Québec Line are not both capable of operating at or above 1,075 MW.

(c)Without any limitation of Section 4.4.2, the Parties acknowledge and agree that the payment of amounts by Owner to Distribution Company under clauses (a) and (b) above, respectively, are an appropriate remedy and that any such modification or payment does not constitute a forfeiture or penalty of any kind. The Parties further acknowledge and agree that the damages for an Owner Delay or a reduction in operating capacity, as described in clause (b), are difficult or impossible to determine and that the damages calculated hereunder (together with any remedies available to Distribution Company under the PPA) constitute a reasonable approximation of the harm or loss to Distribution Company as a result thereof.

(d)Without any limitation of Section 4.4.2, the rights provided in Section 3.3.5 and this Section 4.4.1 shall collectively be the sole and exclusive remedies of Distribution Company with respect to an Owner Delay or a reduction in operating capacity, as described in clause (b). The foregoing sentence shall not be construed in any way to limit (i) Distribution Company’s rights to recover any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Distribution Company to recover any amounts owed to Distribution Company by Owner under this Agreement, or (ii) Distribution Company’s rights to recover payment of any indemnification obligations of Owner to Distribution Company pursuant to Section 20.1.

Section 4.4.2Concurrent Delays.

(a)In the event of a concurrent HQUS Delay and Owner Delay (a “Concurrent Delay”), for each day (or part thereof) during which a Concurrent Delay is continuing, Owner will pay to Distribution Company an amount equal to One Hundred Dollars ($100) per MW of Contract Capacity per day for the period commencing on the Target Date and ending on the earliest of (w) the date on which either the Québec Line or the NECEC Transmission Line is capable of commercial operation but for the other Party’s delay, (x) the Commercial Operation Date, (y) the date on which Distribution Company terminates this Agreement under Section 14.4 hereof, and (z) twelve (12) months after the Target Date.

(b)The Parties acknowledge and agree that the payment of amounts by Owner to Distribution Company under clause (a) above is an appropriate remedy and that any such payment does not constitute a forfeiture or penalty of any kind. The Parties further acknowledge and agree that the damages for a Concurrent Delay are difficult or impossible to determine and that the damages calculated hereunder constitute a reasonable approximation of the harm or loss to Distribution Company as a result thereof.

(c)The rights provided in Section 3.3.3 and this Section 4.4.2 shall collectively be the sole and exclusive remedies of Distribution Company with respect to a Concurrent Delay. The foregoing sentence shall not be construed in any way to limit (i)

Distribution Company’s rights to recover any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Distribution Company to recover any amounts owed to Distribution Company by Owner under this Agreement, or (ii) Distribution Company’s rights to recover payment of any indemnification obligations of Owner to Distribution Company pursuant to Section 20.1.

Article V

GENERAL RIGHTS AND RESPONSIBILITIES OF THE PARTIES

Section 5.1Responsibilities of the Parties.

Section 5.1.1Construction Phase.

(a)During the Construction Phase, Owner shall (i) exercise Good Utility Practice to complete, or cause the completion of, all tasks required to construct the NECEC Transmission Line, interconnect at least 1,090 MW of capacity with ISO-NE  in compliance with the Capacity Capability Interconnection Standard, and achieve Commercial Operation by the Target Date, in each case, in accordance with the Design Capability and in a manner consistent with Attachment A and (ii) use commercially reasonable efforts  to obtain all of the Construction Authorizations (other than the Municipal Owner Approvals) by the Approval Deadline, (B) to obtain, in consultation with Distribution Company, the ISO-NE Approval by the Approval Deadline and (C) to cause Owner’s Affiliates that are AC Upgrade Owners to obtain any AC Upgrade Approvals for which such Affiliates are responsible by the Approval Deadline and to assist other AC Upgrade Owners in obtaining their respective AC Upgrade Approvals by the Approval Deadline.

(b)Owner will use commercially reasonable efforts to enter into, within a commercially reasonable timeframe, one or more Construction Contracts. Owner will make a copy of any such contract available to Distribution Company subject to such redactions as Owner or the contracting party deem necessary to protect confidential information.

Section 5.2Schedules and Reports.

Section 5.2.1Owner’s Preliminary Schedule.  Attached hereto as Attachment E is Owner’s Project Schedule (the “Owner’s Preliminary Schedule”). At the request of Distribution Company, Owner shall make the personnel responsible for preparing the Owner’s Preliminary Schedule available during normal business hours and upon reasonable advance notice to discuss the Owner’s Preliminary Schedule with Distribution Company.

Section 5.2.2Owner’s Construction Schedule.  Within ten (10) days after the end of each calendar quarter and sooner if a material change occurs, commencing at least ninety (90) days prior to the commencement of construction, Owner shall prepare and submit to Distribution Company for review an update of the Owner’s Preliminary Schedule (such updated schedule as established herein, the “Owner’s Construction Schedule”). At the request of Distribution Company, Owner shall make the personnel responsible for preparing the Owner’s Construction Schedule available during normal business hours and upon reasonable advance notice to discuss the Owner’s Construction Schedule with Distribution Company.

Section 5.2.3Owner’s Progress Reports.

(a)Promptly following the Execution Date, Owner shall deliver to Distribution Company copies of all applications that have been submitted by Owner with respect to any Owner Approvals, as well as all material correspondence and submittals relating to such Owner Approvals. Within ten (10) days after the end of each calendar quarter, commencing at receipt of the Regulatory Approval, Owner shall prepare and submit to Distribution Company for review a progress report for informational purposes that sets forth in reasonable detail the current status of the milestones set forth in the Owner’s Construction Schedule, including any changes in the expected timelines and the status of all Owner Approvals and including copies of any Owner Approval applications, material correspondence and submittals relating to Owner Approvals, and any issued Owner Approvals (the “Owner’s Construction Progress Report”).  Without limitation of the foregoing, Owner shall include in such reports relevant information relating to: (i) Owner’s efforts to mitigate the impacts of the NECEC Transmission Line on natural resources, environmentally sensitive areas, habitats, and wildlife species, and cultural and historic resources; (ii) Owner’s efforts to comply with applicable noise ordinances; (iii) and Owner’s communication and community outreach efforts and plans with respect to the construction of the NECEC Transmission Line, including with stakeholders in Massachusetts. At the request of Distribution Company, Owner shall, or shall cause each contractor to, provide Distribution Company with access to, and copies of, all reasonably requested documentation concerning such Owner’s Construction Progress Report.

(b)Owner shall, or shall cause the principal contractor to, notify Distribution Company promptly, but in no event later than ten (10) days, after Owner, or such contractor, becomes aware that the Commercial Operation of the NECEC Transmission Line is not reasonably likely to occur by the Target Date.

Section 5.3Insurance and Events of Loss.  Owner shall obtain and maintain with reputable insurers authorized to operate in the scope of the Agreement insurance of the type set forth in Attachment F. Owner shall provide Distribution Company with copies of certificates of all outstanding insurance obtained hereunder promptly after the receipt thereof by Owner. Owner shall notify Distribution Company as soon as reasonably possible if and whenever an event of loss occurs. Without limitation of any obligations Owner may have under Section 15.1 hereof, in the event of damage to or loss of all or part of the NECEC Transmission Line, Owner shall exercise prompt, diligent commercially reasonable efforts to effectuate, in accordance with Good Utility Practice, such repairs and replacements as are necessary or desirable to restore the NECEC Transmission Line to its operating condition immediately prior to such damage or loss, including, for the avoidance of doubt, the application to such repairs or replacements of any potential or actual proceeds realized in connection with such damage or loss under any available or applicable insurance policies (subject to insurance contract/policy terms and conditions of coverage) maintained pursuant to this Section 5.3. Subject to Owner’s compliance, in all material respects, with this Section 5.3, Section 6.3 and all other material terms and conditions with respect to the operation and maintenance of the NECEC Transmission Line, in the event that the costs to restore the NECEC Transmission Line to its operating condition immediately prior to such damage or loss exceed the available insurance proceeds by more than the greater of (a) an amount equal to three percent (3%) of the Net Book Value of the NECEC Transmission Line and (b) Thirty Million Dollars ($30,000,000), the Parties will negotiate in good faith an appropriate allocation of financial responsibility for such excess costs. In the event that the Parties do not agree on the allocation of financial responsibility, Distribution Company shall be entitled to terminate this Agreement, upon thirty (30) days’ written notice to Owner, without liability to Owner; provided that, if within the thirty (30) day period following receipt of such notice, Owner agrees to assume that portion of the allocation of financial responsibility to which Distribution Company objected, then the termination notice shall be deemed revoked and this Agreement shall not be terminated.

Section 5.4Compliance with Laws. At all times during the Term, the Parties shall comply with all Applicable Laws (including ISO-NE Rules to the extent applicable) and relevant Governmental Approvals and Third Party Consents.

Section 5.5Third Party Contracts.

Section 5.5.1At all times during the Term, Owner shall, in a commercially reasonable manner, (a) satisfy its obligations under all third-party contracts entered into in connection with the NECEC Transmission Line, the AC Upgrades or CCIS Capacity Upgrades, and (b) administer all third-party contracts entered into in connection with the NECEC Transmission Line, the AC Upgrades or CCIS Capacity Upgrades.

Section 5.5.2Unless it obtains the prior written consent of Distribution Company (such consent not to be unreasonably withheld, conditioned or delayed), Owner shall not: (i) agree to any amendment to Sections 3.3.5, 14.3, 14.6, 14.7, 14.8, and 14.10 of the HQUS TSA, or (ii) agree to an  amendment and restatement, replacement, supplement, or other modification or amendment of the HQUS TSA that adversely and materially affects Distribution Company’s rights under this Agreement or the PPA. Owner shall provide to Distribution Company a copy of any proposed amendment to the HQUS TSA not fewer than ten (10) Business Days prior to the execution thereof.

Section 5.6Continuity of Rights and Responsibilities. Unless otherwise agreed in writing by the Parties or prohibited by Applicable Law, the Parties shall continue to provide service and honor commitments under this Agreement and continue to make payments in accordance with this Agreement pending resolution of any bona fide Dispute hereunder or relating hereto.

Article VI

PROCEDURES FOR OPERATION AND MAINTENANCE
OF THE NECEC TRANSMISSION LINE

Section 6.1Transmission Operating Agreement; ISO-NE Operational Control.

(a)Prior to entering into the Transmission Operating Agreement, Owner shall consult Distribution Company with respect to the proposed terms and conditions thereof and Owner shall make a good faith effort to take into account any comments made by Distribution Company. Distribution Company shall promptly provide comments, if any, to Owner on such terms and conditions.

(b)As of the Commercial Operation Date, Owner shall transfer operational control over the NECEC Transmission Line, as defined in the Transmission Operating Agreement, to Transmission Operator in accordance with the Transmission Operating Agreement. Owner shall provide, and shall direct its Affiliates to provide, such information as Transmission Operator may require to discharge its obligations under the Transmission Operating Agreement, and Owner shall comply with the instructions of Transmission Operator to the extent provided in the Transmission Operating Agreement and the ISO-NE Tariff. The Parties acknowledge and agree that Owner shall not be in breach of, or be liable to Distribution Company under, this Agreement, and no Owner Default shall occur, as a consequence of Owner’s compliance with such instructions of Transmission Operator; provided that Owner did not initiate or support instructions that would otherwise breach Owner’s obligations under this Agreement.

Section 6.2Good Utility Practice; Regulatory and Reliability Requirements.  From and after the Commercial Operation Date, Owner shall (a) provide Firm Transmission Service, (b) operate and maintain the NECEC Transmission Line in accordance with Good Utility Practice and in compliance with all applicable regulatory requirements, including applicable NERC and Northeast Power Coordinating Council reliability standards, and (c) comply with all applicable operating instructions of ISO-NE and manufacturers’ warranties.

Section 6.3Scheduled Maintenance.  With respect to each calendar year (or portion thereof) following the Construction Phase, Owner will prepare and deliver to Distribution Company a Maintenance Plan not later than the Commercial Operation Date and two (2) months prior to the end of each calendar year thereafter during the Operation Phase, and shall be available for consultation with Distribution Company with respect thereto (including for coordination of maintenance schedules). Consistent with Good Utility Practice, Owner shall use commercially reasonable efforts to coordinate with TransÉnergie with respect to scheduled maintenance so as to minimize outages, including by meeting annually (or as otherwise necessary in order to comply with any applicable ISO-NE or Canadian regulatory or system operator requirements) to develop a Maintenance Plan.  Throughout the Operation Phase, Owner shall coordinate all planned maintenance with ISO-NE, consistent with ISO-NE Rules, and shall promptly provide applicable information concerning scheduled outages, as determined by ISO-NE, to Distribution Company.  To maximize value, to the extent possible and consistent with ISO-NE Rules, Owner shall not schedule maintenance of the NECEC Transmission Line during the months of December, January and February or June through September and shall operate the NECEC Transmission Line so as to maximize energy production during the hours of anticipated peak load and energy prices in New England; provided, however, that planned maintenance may be scheduled during such period to the extent the failure to perform such planned maintenance is contrary to operation of the NECEC Transmission Line in accordance with Good Utility Practice.  Owner may modify a Maintenance Plan in accordance with Good Utility Practice; provided, however, that (a) a Maintenance Plan may not be modified for the purpose of reducing the magnitude or duration of a Non-Excused Outage, (b) any modification shall, to the extent commercially reasonable, maximize value in the manner described in this Section 6.3, and (c) Owner shall provide Distribution Company with reasonable notice of any change in a Maintenance Plan.  Any maintenance that is not included in the Maintenance Plan for a year and is not otherwise excused under Section 7.2 shall be a Non-Excused Outage.

Article VII

DISTRIBUTION COMPANY’S TRANSMISSION RIGHTS OVER THE
NECEC TRANSMISSION LINE

Section 7.1Transmission Service.

Section 7.1.1Firm Transmission Service. Owner shall make available to Distribution Company, from and after the Commercial Operation Date through the end of the Term, transmission capacity on the NECEC Transmission Line in order to deliver electrical energy, as scheduled by Distribution Company or its designee or assignee under the resale provisions of Article X, in such scheduled amount up to the Contract Capacity, measured at the Delivery Point (“Firm Transmission Service”). Firm Transmission Service shall be made available over the NECEC Transmission Line at any time from and after the Commercial Operation Date, in a north-to-south direction, and to the extent available in a south-to-north direction, between the U.S. Border and the Delivery Point. Firm Transmission Service shall be subject to curtailment or interruption only as a result of an Excused Outage or as provided in Section 14.3(b). Without limiting Owner’s obligations under this Section 7.1.1, the quantity of Firm Transmission Service that Owner will provide in any hour shall not exceed the Proportionate Share of the Available Transfer Capability for such hour.

Section 7.1.2Limitation on Transmission Service.  Owner shall have no obligation to provide transmission service under this Agreement other than Firm Transmission Service. Distribution Company shall have no right to redirect service to alternate points of delivery or receipt on any portion of the transmission system operated by ISO-NE other than the NECEC Transmission Line.

Section 7.1.3Scheduling. All Firm Transmission Service shall be scheduled in accordance with the rules relating to the scheduling of electrical energy or capacity transactions over the NECEC Transmission Line, as established under the Transmission Operating Agreement (the “Scheduling Rules”).

Section 7.1.4Owner’s Cooperation. Owner shall provide Distribution Company with notice of any FERC or NERC regulatory proceedings relating to the NECEC Transmission Line or this Agreement to which Owner is a party promptly after Owner becomes aware of any such proceedings.  Each Party will act in good faith regarding any such proceedings. Neither Party shall take any position in such proceeding that is contrary to such Party’s obligations under this Agreement.

Section 7.2Excused Outages or Reductions.

(a)Notwithstanding anything herein to the contrary, Owner shall not be in breach of, or be liable to Distribution Company for any losses or damages under, this Agreement, and no Owner Default shall occur, as a consequence of an Excused Outage. “Excused Outages” means any outages of the NECEC Transmission Line, or reductions in the Total Transfer Capability below the NECEC Transmission Line Capacity, whether as a result of a physical condition, legal impediment or otherwise, if and to the extent such outage or reduction is due to:

(i)Events of Force Majeure;

(ii)Scheduled maintenance in accordance with the applicable Maintenance Plan;

(iii)Outages or reductions in the availability of the Québec Line for any reason; or

(iv)Decisions of ISO-NE or any other independent system operator to reduce or suspend scheduling rights over the NECEC Transmission Line or the Quebec Line, including as a result of any grid reliability issue, emergency condition as defined in any Interconnection Agreement or the ISO-NE Tariff, or to preserve facilities and equipment from physical damage and including any such decisions that arise from outages or reductions in the use or availability of transmission lines other than the NECEC Transmission Line or the Québec Line, which outage or reduction arises from or is attributable to Force Majeure or scheduled maintenance.

(b)Notwithstanding anything in Section 7.3.1 to the contrary, Distribution Company shall remain obligated, during and to the extent of any Excused Outage to pay the Transmission Service Payment without downward adjustment to reflect any such outage, reduction, or delay.  Owner shall seek to avoid, mitigate and remedy any Excused Outage consistent with Good Utility Practice.

(c)Notwithstanding anything herein to the contrary and without regard to whether an Excused Outage is due to Force Majeure, if an Excused Outage prevents Owner’s full or partial performance under this Agreement for a period of twelve (12) consecutive months or more, Distribution Company shall have the right, as provided in Section 15.1(c) herein, to terminate this Agreement upon written notice to Owner and without further recourse.

Section 7.3Non-Excused Outages or Reductions.

Section 7.3.1Reduction in Transmission Service Payments. In the event the average Hourly Availability of the NECEC Transmission Line over any calendar month following the Commercial Operation Date due to a Non-Excused Outage is less than the Minimum Average Availability for such calendar month (whether as a result of a physical condition, legal impediment or otherwise), unless otherwise excused under Section 7.2, and as a result thereof Owner is unable (in whole or in part) to provide the full Contract Capacity of Firm Transmission Service contemplated by Section 7.1.1, the Transmission Service Payment for such period shall be reduced in accordance with Section 8.1.  Any Dispute over whether or not or to what extent a Non-Excused Outage has occurred shall be resolved in accordance with Article XVII.  Owner shall seek to avoid, mitigate and remedy any Non-Excused Outage consistent with Good Utility Practice.

Section 7.3.2Liquidated Damages.  The Parties acknowledge and agree that the modification of Distribution Company’s payment obligations pursuant to Section 8.1 is an appropriate remedy and that any such modification does not constitute a forfeiture or penalty of any kind. The Parties further acknowledge and agree that the damages for a Non-Excused Outage are difficult or impossible to determine and that the damages calculated hereunder (together with any remedies available to Distribution Company under the PPA) constitute a reasonable approximation of the harm or loss to Distribution Company as a result thereof.

Section 7.3.3Sole and Exclusive Remedy.  The rights provided in Section 3.3.5, this Section 7.3, and Section 14.4 shall collectively be the sole and exclusive remedies of Distribution Company with respect to a Non-Excused Outage, subject to (a) Distribution Company’s right to recover any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Distribution Company to recover any amounts owed to Distribution Company by Owner under this Agreement, (b) Distribution Company’s right to recover payment of any indemnification obligations of Owner to Distribution Company pursuant to Section 20.1, or (c) Distribution Company’s rights on an Owner Event of Default as described in Section 14.2.

Section 7.4Allocation of Outages.  The Parties expressly intend and agree that any outages or reductions in Total Transfer Capability shall be borne first by HQUS and by all transmission rights holders served by the NECEC Transmission Line (including Owner, if applicable) other than Distribution Company and the other RFP Sponsors, and that any remaining reduction shall be allocated among Distribution Company and the other RFP Sponsors in accordance with their respective Proportionate Shares. Owner acknowledges and agrees that it will not reduce the Firm Transmission Service available to Distribution Company except in accordance with the foregoing priority and will not reduce the Firm Transmission Service available to Distribution Company in an unduly discriminatory manner as compared with any other transmission rights holder served by the NECEC Transmission Line (including Owner, if applicable). For purposes of clarity, HQUS’s transmission service under the Additional HQUS TSA shall be reduced before any reductions are applied to Distribution Company’s transmission service under this Agreement.

Section 7.5Metering. Metering and telemetering requirements for the NECEC Transmission Line shall be established by Owner in accordance with Good Utility Practice and as necessary to (a) accomplish the purposes of, and to implement and administer, this Agreement and (b) satisfy the requirements of, and to implement and administer, the PPA, the Interconnection Agreement and the Transmission Operating Agreement.

Section 7.6Line Availability Information and Reporting.  Owner shall make available to Distribution Company on a real time basis information relating to the operation and availability of the NECEC Transmission Line and shall provide such additional information as Distribution Company shall reasonably request.

Article VIII

PAYMENTS FOR TRANSMISSION SERVICE OVER THE
NECEC TRANSMISSION LINE

Section 8.1Transmission Service Payments.  During the Operating Phase, except to the extent such payment is excused or reduced pursuant to the terms of this Agreement, Distribution Company shall pay to Owner a transmission service payment (the “Transmission Service Payment”) on a monthly basis in an amount calculated as set forth in Attachment J pursuant to invoices delivered by Owner to Distribution Company; provided, however, that, in the event Regulatory Approval does not occur by January 25, 2019, the Transmission Service Payment shall increase 0.18333% per month for each full month following January 25, 2019 until such Regulatory Approval is received. The Transmission Service Payments shall be reduced in accordance with the formula set forth in Attachment G in the event and to the extent that the average Hourly Availability of the NECEC Transmission Line over any calendar month following the Commercial Operation Date due to a Non-Excused Outage is less than the Minimum Average

Availability for such calendar month (whether as a result of a physical condition, legal impediment or otherwise), unless otherwise excused under Section 7.2, and as a result thereof Owner is unable (in whole or in part) to provide the full Contract Capacity of Firm Transmission Service contemplated by Section 7.1.1, and the rate ($/MW) shall be adjusted in accordance with Section 4.4.1(b)(ii). Pursuant to Section 13.2, to the extent there is a Dispute over whether or not or to what extent a Non-Excused Outage has occurred, the reduction in the Transmission Service Payments shall be implemented upon the resolution of that Dispute and such reduction will be effective as of the date when such Dispute arose. Such adjustments shall be made on a monthly basis pursuant to invoices delivered by Owner to Distribution Company.

Section 8.2Elective Upgrade Status; No Regional Rates.  It is the intent of the Parties that the NECEC Transmission Line has Elective Transmission Upgrade status during the Term and that the AC Upgrades and the CCIS Capacity Upgrades constitute Network Upgrades under the ISO-NE Tariff required to accommodate the interconnection of the NECEC Transmission Line. It is the further intent of the Parties that Owner’s recovery of the investment in and return on the NECEC Facilities and the Distribution Company’s obligation to pay for the NECEC Facilities shall be solely governed by this Agreement.  The Parties each shall refrain from taking steps to include all or part of the NECEC Facilities in ISO-NE regional transmission rates during the Term and for a period of twenty (20) years thereafter. Notwithstanding the foregoing, if during the Term all or part of the NECEC Facilities are included in ISO-NE regional rates paid by the Distribution Company, the payment required by Section 8.1 shall be reduced by the Proportionate Share of the revenues received by Owner from such ISO-NE rates with respect to the NECEC Facilities. “NECEC Facilities” means the NECEC Transmission Line, the AC Upgrades, and the CCIS Capacity Upgrades.

Article IX

RIGHTS UPON EXPIRATION OF TERM

Section 9.1Rollover and Other Rights. Distribution Company hereby irrevocably waives any rollover rights it may have at the end of the Term in accordance with Order No. 890 et seq. and the FERC pro forma open access transmission service tariff, as such rights are defined as of the Effective Date.

Article X

TRANSFER AND RESALE OF TRANSMISSION RIGHTS

Section 10.1Transfer of Transmission Rights.  Owner conveys to Distribution Company all rights to and title and interest in the use of the Distribution Company’s Proportionate Share of NECEC Transmission Line Capacity and Distribution Company has entered into the PPA, pursuant to which Distribution Company transfers, assigns and conveys to HQUS during the Term all of Distribution Company’s rights, title and interest in and to the Firm Transmission Service, Other Transmission Rights, and Market Products in respect of HQUS’s delivery obligations under the PPA .

Section 10.2Resale Rights.  In the PPA, HQUS has acknowledged that if and to the extent HQUS determines from time to time, and in its sole discretion, that the transmission capacity available to HQUS relevant to the receipt of Firm Transmission Service over the NECEC Transmission Line pursuant to this Agreement exceeds HQUS’s needs, HQUS will then offer to resell such unused capacity to third parties in accordance with Applicable Law as may then be in effect (including the terms and conditions of FERC Order No. 890 et seq., if applicable).

Section 10.3Capacity Releases for Daily and Hourly Use. From and after the Commercial Operation Date, if and to the extent the Proportionate Share of the Available Transfer Capability exceeds the amount of electrical energy that is scheduled by Distribution Company (or its assignee) for delivery over the NECEC Transmission Line using Firm Transmission Service by the applicable scheduling deadline (as in effect at such time) established pursuant to the Scheduling Rules, then the transmission capacity that is available for resale to third parties for the following day, and the price at which any such resales are offered, shall be posted on the OASIS site established pursuant to Section 10.4.

Section 10.4OASIS.

(a)Owner or an Affiliate of Owner (in such capacity, the “OASIS Administrator”) shall establish an OASIS site for the NECEC Transmission Line and administer such site in accordance with applicable FERC requirements for the establishment and administration of OASIS sites. None of Owner, the OASIS Administrator or Distribution Company (or its assignee) shall be liable to each other or any third party for any decisions the OASIS Administrator makes regarding the appropriate price for resales of unused transmission capacity or the level of any such resales the OASIS Administrator is able to make. The Parties agree that there shall be no damages as between each other or third parties for actions by the OASIS Administrator with respect to resales of unused transmission capacity.

(b)To the extent resales are made available by Distribution Company (or its assignee) pursuant to Section 10.2, the OASIS Administrator shall post on the OASIS site information regarding such resales, (i) in accordance with written instructions provided by Distribution Company (or its assignee) from time to time and (ii) at a price established by Distribution Company (or its assignee) from time to time, and in its sole discretion, as permitted under Applicable Law.

Section 10.5Proceeds from Capacity Releases and Transmission Resales. Except as otherwise provided in Section 14.3(b), Distribution Company’s Proportionate Share of the proceeds received by Owner of any capacity releases and transmission resales of transmission capacity assigned to HQUS under Section 20 of the PPA and the Additional PPAs that are made during the Operation Phase shall be credited, net of reasonable fees (including attorneys’ fees) and other expenses incurred in connection with performance of the functions described in Section 10.3 and Section 10.4, against any Transmission Service Payment or other amounts owed to Owner by Distribution Company for the calendar month subsequent to the calendar month in which such proceeds were received.

Section 10.6Owner’s Rights and Obligations. Except as expressly provided in the Proposal Agreements, Owner shall have no right or obligation to offer any transmission service over the NECEC Transmission Line for sale or resale to any Person other than Distribution Company, as provided herein.

Article XI

REAL POWER LOSSES, CONGESTION AND CAPACITY RIGHTS

Section 11.1Real Power Losses. Distribution Company shall not be responsible for any Real Power Losses associated with Firm Transmission Service.  Owner and HQUS shall be responsible for the delivery of the scheduled amounts of energy associated up to the Contract Capacity to the Delivery Point without reduction for Real Power Losses.

Section 11.2Other Rights.

(a)Distribution Company shall be entitled during the Term to its Proportionate Share of the following, without duplication and without additional cost to Distribution Company or compensation to Owner: (i) all Other Transmission Rights associated with the NECEC Transmission Line or the AC Upgrades, in each case, that are issued in accordance with the ISO-NE Tariff or otherwise granted under the ISO-NE Rules, or otherwise created or awarded by ISO-NE, and (ii) all other Market Products that are issued in accordance with the ISO-NE Tariff or granted under the ISO-NE Rules, or otherwise created or awarded by ISO-NE, that derive from the acquisition of transmission service over the NECEC Transmission Line. For purposes of this clause (a), the denominator of the “Proportionate Share” shall be the Physical Transmission Line Capacity. As Owner’s sole obligation under this clause (a), upon its receipt of any of the entitlements or rights described in the foregoing sentence, Owner shall promptly convey such entitlements or rights to Distribution Company.

(b)In the event tie benefits or interconnection capability credits (or any similar concept) are ever deemed applicable to the NECEC Transmission Line and to the extent allocated to any Party during the Term, Distribution Company shall be entitled to its Proportionate Share of one hundred percent (100%) of the economic benefits associated therewith (however entitled and whether existing now or in the future), without additional cost to Distribution Company or compensation to Owner.  For purposes of this clause (b), the denominator of the “Proportionate Share” shall be the Physical Transmission Line Capacity.

(c)Owner shall have no obligation to support the creation or establishment of any of the rights described in clauses (a)(ii) and (b) above, but Owner may not oppose the creation or establishment of any such right, unless otherwise agreed in writing by Distribution Company. Neither Section 2.5 nor the foregoing sentence shall be construed in any way to limit the right of any Affiliate of Owner to oppose the creation or establishment of any of the rights described in clauses (a)(ii) and (b) above.

Article XII

[INTENTIONALLY OMITTED]

Article XIII

BILLING AND PAYMENTS

Section 13.1Invoices.  Within seven (7) Business Days after the first day of each calendar month following the commencement of the Operation Phase, Owner shall submit an Invoice to Distribution Company for the Transmission Service Payments owed for the preceding calendar month, and Distribution Company shall pay the amounts set forth in the Invoice to Owner within fourteen (14) Business Days following its receipt of such Invoice. All payments shall be made in immediately available funds payable to Owner by wire transfer to a bank named by Owner, in accordance with wiring instructions provided to Distribution Company by Owner in writing. Owner shall be entitled to change the place or recipient for payment by thirty (30) days’ prior written notice to Distribution Company.

Section 13.2Procedures for Billing Disputes.

(a)In the event of any Dispute with respect to the amount owed to Owner by Distribution Company under this Agreement, Distribution Company shall have no right to withhold payment of the Disputed amount pending resolution of the Dispute; provided, however, that, in the event such Dispute is resolved in favor of Distribution Company, Owner shall complete the following tasks consistent with the resolution of such Dispute: (i) retroactively adjust all payments previously made by Distribution Company; (ii) promptly refund all overpayments previously made by Distribution Company, together with interest thereon in immediately available funds or by wire transfer, in each case, in accordance with wiring instructions provided to Owner by Distribution Company in writing; and (iii) thereafter conform all future Invoices to reflect the resolution of such Dispute, as applicable. Distribution Company’s payment of any Disputed amounts shall be without prejudice to any right or remedy that Distribution Company may have under this Agreement to contest any such amount.

(b)Distribution Company shall not have the right to challenge any Invoice or to bring any action of any kind challenging the propriety of any Invoice after the second (2nd) anniversary of the receipt of such Invoice. If an Invoice is not rendered within two (2) years after the end of the calendar month during which such Invoice should have been rendered hereunder, then the right to payment of such Invoice is waived.

Section 13.3Interest.  All interest payable under this Section 13.3 shall be calculated pursuant to 18 C.F.R. § 35.19a(a), as such regulation (or any successor thereto) is in effect during the period during which such interest is due. Amounts not paid when due to Owner or Distribution Company under this Agreement shall bear interest from the date such amount was due until the date of payment of such overdue amount. For the avoidance of doubt, as illustrated in Attachment H, if all or a portion of the amount to which such interest relates is later refunded pursuant to this Agreement, then, in calculating that refund, such interest shall not be included in the refund. Refunds of overpayments owed to Distribution Company by Owner under this Agreement shall begin to accrue interest on the amount subject to refund, as originally invoiced, from the earlier to occur of the due date or the date of payment of the monthly Invoices to which the overpayment relates and shall continue to accrue interest until the date of payment of such refund.

Section 13.4Obligation to Make Payments. The Parties acknowledge and agree that, except as set forth in Section 3.3.8, Section 8.1, Section 13.5 and Section 14.4(d), no cause or event whatsoever shall excuse or suspend Distribution Company’s obligation to pay Transmission Service Payments or any other amounts payable by Distribution Company under this Agreement. The Parties also acknowledge and agree that no cause or event whatsoever shall excuse or suspend any amounts payable by Owner under this Agreement.

Section 13.5Offsets. Except as otherwise provided in Section 3.4(a) and Section 14.4(d), neither Party shall be entitled to deduct or set-off payment of any amount owed to the other Party under this Agreement against payment of any amount owing under this Agreement.

Article XIV

EVENTS OF DEFAULT AND REMEDIES

Section 14.1Distribution Company Defaults.  Except to the extent excused as a result of an event of Force Majeure in accordance with Article XV, the occurrence of one or more of the following events shall constitute a default by Distribution Company under this Agreement (a “Distribution Company Default”), provided that an event of Force Majeure shall not excuse an event described in clause (a), clause (c), clause (d), or clause (e):

(a)Distribution Company’s failure to pay any undisputed amount due to Owner under this Agreement by the due date, which failure is not cured within ten (10) days after the receipt by Distribution Company of a written demand from Owner that such amount is due and owing and has not been timely paid.

(b)Distribution Company’s failure to perform or comply with any of its obligations under this Agreement, other than those described in clause (a) above, in each case, in any material respect, and, if such failure is susceptible to cure, such failure continues for thirty (30) days after the receipt by Distribution Company of written notice thereof from Owner, unless such cure shall reasonably require a longer period, in which case Distribution Company shall be provided an additional thirty (30) days to complete such cure so long as Distribution Company has promptly commenced such cure and thereafter diligently pursues such cure.

(c)Any representation or warranty made by Distribution Company in this Agreement is false or misleading at the time made in any material respect.

(d)Any Insolvency Event occurs with respect to Distribution Company.

(e)Any termination of the PPA due to an “Event of Default” by Distribution Company under and as defined in the PPA.

Section 14.2Owner Defaults. Except to the extent excused as a result of an event of Force Majeure in accordance with Article XV, the occurrence of one or more of the following events shall constitute a default by Owner under this Agreement (an “Owner Default”), provided that an event of Force Majeure shall not excuse an event described in clause (a), clause (h), or clause (i):

(a)Owner’s failure to pay any undisputed amount due to Distribution Company under this Agreement by the due date, which failure is not cured within ten (10) days after the receipt by Owner of a written demand from Distribution Company that such amount is due and owing and has not been timely paid.

(b)Owner’s failure to satisfy (other than solely as a result of an HQUS Delay) any of the Critical Milestones in clauses (i), (iii), (iv), (v), or (vii) of Section 4.1(a) by the dates set forth therefor, as the same may be extended in accordance with Section 4.1(c), 4.1(d) or 4.1(e).

(c)The failure of the NECEC Transmission Line to be capable of operating at or above 1,040 MW as of the Commercial Operation Date, where Distribution Company has also not agreed in writing to begin transmission service hereunder notwithstanding such operating capability, or to be capable of operating at or above 1,075 MW as of the earlier of the Remediation Date or the end of the Remediation Period.

(d)Owner’s failure to comply in any material respect with the provisions of Section 5.1.1(a)(ii) and, if such failure is susceptible to cure, such failure continues for thirty (30) days after receipt by Owner of written notice thereof from Distribution Company, unless such cure shall reasonably require a longer period, in which case Owner shall be provided an additional thirty (30) days to complete such cure so long as Owner has promptly commenced such cure and thereafter diligently pursues such cure.

(e)A Non-Excused Outage pursuant to which the average Hourly Availability of the NECEC Transmission Line over any calendar month is less than the Minimum Average Availability for such calendar month (whether as a result of a physical condition, legal impediment or otherwise), unless otherwise excused under Section 7.2, occurs and continues for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period, provided, however, that if (i) Owner presents to Distribution Company before the end of a Non-Excused Outage that would otherwise constitute an Owner Default under this clause (e), a request to delay termination of this Agreement for a period not to exceed twelve (12) months, together with a detailed plan (including reasonably satisfactory evidence of Owner’s financial and technical capability to timely effectuate such plan) acceptable to Distribution Company, acting reasonably, to restore the capability of the NECEC Transmission Line to provide Firm Transmission Service in full within such period, and (ii) Owner posts Credit Support (in addition to the Owner Security) in an amount equal to $5,000 per MWh/h of the Contract Maximum Amount for each such six-month portion of such period, Distribution Company shall forbear terminating this Agreement under this clause (e) for such period, provided that, during any such period, Distribution Company’s obligation to make Transmission Service Payments shall continue to be reduced to the extent Firm Transmission Service is then being provided at less than the Minimum Average Availability.  Any additional Credit Support provided under this Section 14.1(e) shall be returned to Owner if Owner is providing Firm Transmission Service in full at the end of the period of forbearance.  In the event Owner is not providing Firm Transmission Service in full at the end of such period of forbearance, or if Owner fails to exercise diligent, commercially reasonable efforts consistent with Good Utility Practice to timely effectuate such plan, an Owner Default shall be deemed to have occurred and Distribution Company shall have the rights and remedies set forth in Section 14.4, which, for the avoidance of doubt, shall include recourse against any Credit Support posted by Owner.

(f)Owner’s failure to comply in any material respect with the provisions of Article XVI.

(g)Owner’s failure to perform or comply with any of its obligations under this Agreement, other than those described in clauses (a), (b), (c), (d), (e) or (f) above, in each case, in any material respect, and, if such failure is susceptible to cure, such failure continues for thirty (30) days after the receipt by Owner of written notice thereof from Distribution Company, unless such cure shall reasonably require a longer period, in which case Owner shall be provided an additional thirty (30) days to complete such cure so long as Owner has promptly commenced such cure and thereafter diligently pursues such cure.

(h)Any representation or warranty made by Owner in this Agreement is false or misleading at the time made in any material respect.

(i)Any Insolvency Event occurs with respect to Owner.

Section 14.3Remedies Upon Distribution Company Default.  Upon the occurrence of a Distribution Company Default and at any time thereafter so long as the same is continuing, Owner shall be entitled, to the extent permitted by Applicable Law, to exercise one or more of the following remedies, as Owner shall elect:

(a)Subject to Section 5.6 hereof and Section 14.8 of the HQUS TSA: (i) in the case of Distribution Company Default under any clause of Section 14.1 other than clause (e), Owner may terminate this Agreement by written notice to Distribution Company, or (ii) in the case of a Distribution Company Default under clause (e) of Section 14.1, Owner shall terminate this Agreement upon receipt of Distribution’s Company written request.

(b)In the case of a Distribution Company Default pursuant to Section 14.1(a), and subject to Section 5.6, Owner may suspend all or part of Owner’s obligations or Distribution Company’s rights under this Agreement during the period during which such Distribution Company Default is continuing. During any such period of suspension occurring after the Commercial Operation Date, (i) Distribution Company shall not be entitled to schedule, and shall not schedule, any transactions over the NECEC Transmission Line, and (ii) Owner shall be obligated, in the event HQUS so elects as provided in the HQUS TSA, to allow HQUS to assume the rights and obligations of Distribution Company under this Agreement during such suspension.  If HQUS does not exercise the rights described in clause (ii) of the preceding sentence, (x) the OASIS Administrator shall be directed to post any portion of the transmission capacity that would have otherwise been available to Distribution Company over the NECEC Transmission Line pursuant to this Agreement and to attempt to sell such capacity to one or more third parties consistent with Article X, (y) the proceeds of any capacity releases and transmission resales made pursuant to clause (x) of this sentence and received by Owner, net of reasonable fees (including attorneys’ fees) and other expenses incurred by Owner in connection with this Section 14.3(b), shall be credited against any accrued but unpaid payment obligation of Distribution Company to Owner hereunder and (z) any such proceeds in excess of such accrued but unpaid payment obligation of Distribution Company shall be credited in accordance with Section 10.5.

(c)Subject to Article XVIII and this Section 14.3, as applicable, Owner may recover from Distribution Company the Distribution Company Termination Payment and, to the extent applicable, all other amounts not waived in accordance with Section 3.3.4(c) or, in the absence of a termination pursuant to a Distribution Company Default, all damages suffered by Owner that are due to a Distribution Company Default, including, for the avoidance of doubt, any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Owner to recover any amounts owed to Owner by Distribution Company under this Agreement.

(d)Owner may exercise any and all other rights and remedies that may be available to Owner against Distribution Company at law or in equity for non-monetary relief, unless expressly prohibited or otherwise restricted by Article XVIII or any other provision of this Agreement. Notwithstanding the foregoing sentence, Owner shall have no right to (i) terminate this Agreement based upon a Distribution Company Default, except as provided in clause (a) above, or (ii) suspend transmission service under this Agreement based on a Distribution Company Default, except as provided in clause (b) above.

Section 14.4Remedies Upon Owner Default. Upon the occurrence of an Owner Default and at any time thereafter so long as the same is continuing, Distribution Company shall be entitled, to the extent permitted by Applicable Law, to exercise one or more of the following remedies, as Distribution Company shall elect:

(a)In the case of an Owner Default, and subject to Section 5.6 hereof, Distribution Company may recover any accrued but unpaid amounts under Section 4.4.1 and Section 4.4.2 and the Owner Termination Payment and (i) in the case of an Owner Default under any clause of Section 14.2 other than clause (c), Distribution Company may terminate this Agreement by written notice to Owner, or (ii) in the case of an Owner Default under clause (c) of Section 14.2, this Agreement shall automatically be terminated; provided, however, in the event that HQUS exercises its right under the HQUS TSA to purchase or assume control of the NECEC Transmission Line and assume Owner’s obligations under this Agreement prior to the effective date of such termination, no termination of this Agreement shall occur under this Section 14.4(a).  In the event that HQUS timely exercises such rights, (x) upon receipt of HQUS’s notice that it is exercising such rights, Owner shall promptly notify Distribution Company thereof and (y)  upon the effectiveness of HQUS’ purchase or assumption of control of the NECEC Transmission Line and assumption of Owner’s obligations under this Agreement, (A) Distribution Company and HQUS shall enter into such amendments to this Agreement as are reasonably necessary in order to give effect to such rights of HQUS and assumptions of obligations by HQUS that are consistent with the terms and conditions of this Agreement and are subject to applicable regulatory approvals and (B) thereafter HQUS shall perform and Distribution Company shall continue to perform their respective obligations under this Agreement.

(b)Subject to the limitations provided in Section 4.4.1(d), Section 4.4.2(c), Article XVIII or this Section 14.4, as applicable, Distribution Company may recover from Owner any accrued but unpaid amounts under Section 4.4.1 and Section 4.4.2 (as applicable) and any costs or expenses (including reasonable attorneys’ fees) reasonably incurred by Distribution Company to recover any amounts owed to Distribution Company by Owner under this Agreement.

(c)Distribution Company may exercise one or more of the following rights and remedies: (i) all rights and remedies available to a secured party under applicable Law with respect to Credit Support (including, for avoidance of doubt, the Owner Security) held by Distribution Company, and (ii) the right to liquidate any and all Credit Support held by Distribution Company and to apply the proceeds of such liquidation to any amounts payable to Distribution Company with respect to Owner’s obligations hereunder in such order as Distribution Company may elect.  Distribution Company may draw on the undrawn portion of any Letter of Credit provided as Credit Support up to the amount of Owner’s outstanding obligations hereunder.  Owner shall remain liable for amounts due and owed to Distribution Company that remain unpaid after the application of Credit Support.

(d)Pursuant to Section 13.2, to the extent there is a Dispute over the amount of the damages suffered by Distribution Company as a result of an Owner Default, Distribution Company may deduct and setoff payment of such amount against any Transmission Service Payment upon the resolution of that Dispute.

(e)Distribution Company may exercise any and all other rights and remedies that may be available to Distribution Company at law or in equity for non-monetary relief, unless expressly prohibited or otherwise restricted by Article XVIII or any other provision of this Agreement. Notwithstanding the foregoing sentence, Distribution Company shall have no right to (i) terminate this Agreement based upon an Owner Default, except as provided in clause (a) above, or (ii) any reduction of or offset against payments under this Agreement based upon an Owner Default, except as contemplated by Section 8.1, Section 13.5 and Section 14.4(d), as applicable.

Abandoned Plant Recovery.  Owner may request from FERC recovery of abandoned plant costs from Distribution Company in the event of the cancellation, termination and abandonment of the NECEC Transmission Line but (a) only if (i) due to the termination of this Agreement by either Party prior to the Commercial Operation Date, or (ii) due to the termination of this Agreement by Distribution Company following the Commercial Operation Date, or (iii) this Agreement is rendered null and void pursuant to Section 19.2(c), and (b) only if such cancellation, termination, and abandonment  results from changes after the Effective Date in Massachusetts laws or regulations (including changes in the manner in which the law is applied by those acting under the color of Massachusetts laws or regulations) or changes in MDPU orders that invalidate this Agreement or the Distribution Company’s obligation to pay for Firm Transmission Service or to pay the Distribution Company Termination Payment under this Agreement.   In no event will Owner be entitled to recover abandoned plant costs under any other circumstances or in the event that the cancellation, termination or abandonment was caused directly or indirectly by some act or failure to act on the part of Owner or HQUS or their respective affiliates, agents or contractors, including, without limitation, an Owner Default or a Default (as defined in the PPA) by HQUS under the PPA, and Owner agrees not to seek from FERC or any other agency or authority any treatment of abandonment costs inconsistent with this provision, in accordance with Section

2.2.2.6.2 of the request for proposals pursuant to which this Agreement has been executed. In any such case, Owner’s recovery shall be limited to the Proportionate Share of its costs related to the NECEC Transmission Line that were prudently incurred after March 31, 2017, provided that, for purposes of calculating the Proportionate Share, on or after the Commercial Operation Date the denominator of the “Proportionate Share” shall be 1,200 MW. Owner may only request recovery of abandoned plant costs up to the remaining amounts available under the cap on Distribution Company’s liability under Section 14.7.2.  Distribution Company shall have the right to participate in such proceedings and to object to or seek to limit the recovery of any abandoned plant costs not expressly permitted to be recovered by Owner under this Section 14.5 or not consistent with FERC policy or precedent.  Owner may not seek recovery under this Section 14.5 if it has been paid the Distribution Company Termination Payment.

Section 14.6Disputes.  Any Dispute over whether or not an Owner Default or Distribution Company Default has occurred shall be resolved in accordance with Article XVII.

Section 14.7Limitations on Total Liability.

Section 14.7.1Owner Liability. Notwithstanding anything herein to the contrary, Owner’s liability for any payments made to Distribution Company pursuant to Sections 3.3.3, 3.3.5, 3.4, 4.4.1, 4.4.2(a), or 14.4 shall not exceed, in aggregate, the Proportionate Share multiplied by One Hundred Twenty Million Dollars ($120,000,000).

Section 14.7.2Distribution Company Liability.  Notwithstanding anything herein to the contrary, Distribution Company’s liability for any payments made to Owner pursuant to Sections 3.3.4, 3.4, 14.3, and 14.5 shall not exceed, in aggregate, the Proportionate Share multiplied by One Hundred Twenty Million Dollars ($120,000,000).

Section 14.7.3Exceptions to Total Liability.  The limits on liability set forth in Sections 4.4 and 14.7.1 shall not apply to any liability of Owner arising out of Owner’s gross negligence, willful misconduct (including willful breach of this Agreement), or fraud.  The limits on liability set forth in Section 14.7.2 shall not apply to any liability of Distribution Company arising out of Distribution Company’s gross negligence, willful misconduct (including willful breach of this Agreement), or fraud.

Article XV

FORCE MAJEURE

Section 15.1Definition; Conditions.

(a)The term “Force Majeure” means an event or circumstance (i) that is not within the reasonable control of the Party claiming its occurrence; (ii) that could not have been prevented or avoided by such Party through the exercise of reasonable diligence and (iii) that prohibits or prevents such Party from performing its obligations under this Agreement. Under no circumstances shall Force Majeure include (w) any full or partial curtailment in the operation of the NECEC Transmission Line that is caused by or arises from a mechanical or equipment breakdown or other mishap or events or conditions attributable to normal wear and tear or flaws of the NECEC Transmission Line, unless such curtailment or mishap is caused by one of the following: acts of God such as floods, hurricanes, tornados, or other significantly unusual and abnormal weather conditions such as severe blizzards and severe ice storms; sabotage; terrorism or war; national or regional general strikes, lockouts or other labor disputes, (x) any occurrence or event that increases the costs or causes an economic hardship to a Party but is not otherwise a Force Majeure, (y) Owner’s ability to sell transmission service involving the NECEC Transmission Line at a price greater than that set out in this Agreement or (z) Distribution Company’s ability to procure transmission service at a price lower than that provided in this Agreement, or Distribution Company’s ability to purchase generation at a price lower than that provided in the PPA. In addition, a delay or inability to perform attributable to a Party’s lack of preparation, a Party’s failure to timely obtain and maintain all necessary permits (excepting the Regulatory Approval other than the obligations to file for Regulatory Approval) or qualifications, any delay or failure to obtain the Owner Approvals, Canadian Approvals, or Municipal Owner Approvals, a failure to satisfy contractual conditions or commitments, or lack or deficiency in funding or other resources shall each not constitute a Force Majeure or be the basis for a claim of Force Majeure. Neither Party may raise a claim of Force Majeure based in whole or in part on the failure of HQUS to fulfill any of its obligations under the PPA (including without limitation related to the availability of the Quebec Line) unless such failure is due to “force majeure” as stated in Section 10.1 of the PPA.

(b)Subject to Section 15.1(a), if either Party is unable, wholly or in part, by Force Majeure to perform its obligations under this Agreement, such performance shall be excused and suspended so long as the circumstances that give rise to such inability exist or would exist if the Party claiming the Force Majeure used commercially reasonable efforts to cure such circumstances, but for no longer period. The Party whose performance is affected shall give prompt notice thereof to the other Party; such notice may be given orally or in writing but, if given orally, it shall be promptly confirmed in writing, providing details regarding the nature, extent and expected duration of the Force Majeure, its anticipated effect on the ability of such Party to perform its obligations under this Agreement, and the estimated duration of any interruption in service or other adverse effects resulting from such Force Majeure, and shall be updated or supplemented to keep the other Party advised of the effect and remedial measures being undertaken to overcome the Force Majeure. Such inability to perform shall be promptly corrected to the extent it may be corrected through the exercise of due diligence consistent with Good Utility Practice. Neither Party shall be liable for any losses or damages arising out of a suspension of performance that occurs because of Force Majeure. Notwithstanding any such suspension of performance, Distribution Company shall be obligated to make Transmission Service Payments as though Firm Transmission Service was then being provided at or greater than the Minimum Average Availability.

(c)Notwithstanding the foregoing, if the Force Majeure prevents full or partial performance under this Agreement for a period of twelve (12) consecutive months or more, the Party whose performance is not prevented by Force Majeure shall have the right to terminate this Agreement upon written notice to the other Party and without further recourse; provided, however, that if (i) Owner presents a request to delay termination of this Agreement for a period not to exceed twelve (12) months, together with a detailed plan (including reasonably satisfactory evidence of Owner’s financial and technical capability to timely effectuate such plan) acceptable to Distribution Company, acting reasonably, to restore the capability of the NECEC Transmission Line to provide Firm Transmission Service in full within such period, to Distribution Company before the end of a period in which Owner’s provision of Firm Transmission Service has been prevented in whole or in part by an event of Force Majeure, Distribution Company shall forbear terminating this Agreement under this clause (c) for such period, provided that, during any such period, Distribution Company’s obligation to make Transmission Service Payments shall be reduced to the extent Firm Transmission Service is then being provided at less than the Minimum Average Availability.  In the event Owner is not providing Firm Transmission Service in full at the end of such period of forbearance, or if Owner fails to exercise diligent, commercially reasonable efforts consistent with Good Utility Practice to timely effectuate such plan, Distribution Company may terminate this Agreement under this clause (c).  In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this Agreement beyond its stated Term.

(d)A Party shall not be required to settle any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of such Party, are contrary to its interest. The settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party involved in such dispute.

Article XVI

FINANCIAL ASSURANCES

Section 16.1Owner Security.

(a)Owner shall be required to post Credit Support in the amount of $5,793,350.00 (“Owner Security”) to secure Owner’s obligations under this Agreement in the period beginning on the Effective Date and continuing through and including the date that all of Owner’s obligations under this Agreement are satisfied.  Fifty percent (50%) of the Owner Security shall be provided to Distribution Company within three (3) Business Days following the Execution Date; and the remaining fifty percent (50%) shall be provided to Distribution Company within fifteen (15) Business Days after receipt of the Regulatory Approval.

(b)If at any time during the Term of this Agreement, the amount of Credit Support is reduced as a result of Distribution Company’s draw upon such Credit Support, Owner shall replenish such Credit Support to the total amount required under this Section 16.1 within five (5) Business Days of that draw, provided that any replenishment obligation shall be subject to the limitations on total liability set forth in Section 14.7.

(c)Any Cash provided by Owner as Credit Support under this Agreement shall be held in an account selected by Distribution Company in its reasonable discretion.  Interest shall accrue on that Cash deposit at the daily Federal Funds Rate and shall be remitted to Owner upon written request to Distribution Company, with such request not more often than on a quarterly basis, and Distribution Company shall remit such accrued interest to the Owner within a reasonable time following receipt of such request.   Owner agrees to comply with the commercially reasonable requirements of Distribution Company in connection with the receipt and retention of any Cash provided as Credit Support under this Agreement.

(d)Any unused Credit Support provided under this Agreement shall be returned to Owner only after any such Credit Support has been used to satisfy any outstanding obligations of Owner in existence at the time of the expiration or termination of this Agreement.  Provided such obligations have been satisfied, such Credit Support shall be returned to Owner within thirty (30) days after the expiration or earlier termination of this Agreement.

Article XVII

DISPUTE RESOLUTION

Section 17.1Consultation.

(a)The Parties shall initially attempt to resolve any Dispute through consultations between the Parties. Subject to Section 17.2 and except as expressly provided otherwise in this Agreement, if a Dispute has not been timely resolved pursuant to this clause (a) within fifteen (15) Business Days after written notice of such Dispute has been given, then either Party may seek to resolve such Dispute in the courts of the Commonwealth of Massachusetts or a U.S. District Court in the Commonwealth of Massachusetts and any appellate court from any thereof that has subject matter jurisdiction; provided, however, if the Dispute is subject to Section 17.2, then either Party may elect to proceed with the mediation through FERC's Dispute Resolution Service. If one Party fails to participate in the consultations provided for in this Section 17.1, the other Party can initiate mediation prior to the expiration of the fifteen (15) Business Days.  Unless otherwise agreed, the Parties will select a mediator from the FERC panel.  The Parties may, by written agreement signed by both Parties, alter any time deadline, location(s) for meeting(s), or procedure outlined herein or in FERC’s rules for mediation.  The procedure specified herein shall be the sole and exclusive procedure for the resolution of Disputes.

(b)All negotiations, consultations, and mediations pursuant to this Section 17.1 shall be deemed to be confidential and shall be treated as compromise and settlement negotiations, and no evidence with regard to any proposal made during such negotiations, consultations, or mediations shall be admissible in any FERC proceeding or filing under Section 17.2 or in any other judicial or other proceeding.

Section 17.2Disputes to be Resolved by FERC.

(a)In the event a Dispute over any matter is not resolved in accordance with Section 17.1, either Party shall have the right to file for relief with FERC to the extent that matter is within the primary or exclusive jurisdiction of the FERC. Nothing contained in this Agreement shall be construed as precluding a Party from filing any answer, protest or other opposition to any FERC filing made by the other Party, unless expressly prohibited under the terms of this Agreement.

(b)In the event any Dispute is submitted to FERC for resolution as provided in Section 17.2(a), the Party submitting the Dispute to FERC shall be responsible for providing written notice of such filing to the other Interested Parties. Unless both Parties agree that the Dispute does not implicate any of the Proposal Agreements other than this Agreement, each Party consents and agrees that (i) each Interested Party is an interested party in the Dispute and (ii) in order to avoid inconsistent interpretations and adjudications of the Proposal Agreements, any

Interested Party may, without objection from any other Interested Party, whether by means of joinder, consolidation or otherwise, submit such matters as it considers sufficiently related to the Dispute to FERC to be jointly determined by FERC with the Dispute. Notwithstanding the foregoing, in the event FERC determines that it does not have the jurisdiction to, or otherwise does not want to, hear or determine any portion of a Dispute or other matter so referred to FERC, either Party may seek to resolve such Dispute in the courts of the Commonwealth of Massachusetts or a U.S. District Court in the Commonwealth of Massachusetts and any appellate court from any thereof that has subject matter jurisdiction.

Section 17.3Consent to Jurisdiction.  Subject to Section 17.2, each Party agrees that any legal action or proceeding with respect to or arising out of this Agreement or any other Proposal Agreement shall be brought in or removed to the courts of the Commonwealth of Massachusetts or a U.S. District Court in the Commonwealth of Massachusetts that has subject matter jurisdiction and any appellate court from any thereof. By execution and delivery of this Agreement, each Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the applicable Party at its respective addresses for notices as specified in Section 23.4. Nothing herein shall affect the right to serve process in any other manner permitted by law. Each Party hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Proposal Agreement brought before the foregoing courts on the basis of forum non-conveniens.

Section 17.4WAIVER OF JURY TRIAL.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Article XVIII

LIMITATION OF REMEDIES

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY OF ITS AGENTS, SUBCONTRACTORS, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, MULTIPLE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OF ANY NATURE (EXCEPT AS EXPRESSLY CONTEMPLATED IN THIS AGREEMENT, INCLUDING IN Section 4.4, OR FOR ANY DIRECT DAMAGES SUFFERED BY DISTRIBUTION COMPANY AS A RESULT OF A BREACH BY OWNER OF ITS OBLIGATIONS UNDER Section 6.2, Article X OR Section 11.2), IN EACH CASE, ARISING OUT OF OR RELATING TO THE PERFORMANCE OF THIS AGREEMENT, AND WHETHER SUCH LIABILITY IS CLAIMED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY, WARRANTY, FAILURE OF GOOD UTILITY PRACTICE OR ANY OTHER LEGAL OR EQUITABLE THEORY).

FOR THE AVOIDANCE OF DOUBT, THE PARTIES ACKNOWLEDGE AND AGREE THAT Section 4.4 OR Section 7.3 PROVIDE THE SOLE AND EXCLUSIVE REMEDIES FOR ANY LOSS OF USE CONTEMPLATED BY Section 4.4 OR Section 7.3 AND NOTHING IN Section 6.2, Article X OR Section 11.2 SHALL SUPERSEDE, SUPPLEMENT OR AMEND SUCH SOLE AND EXCLUSIVE REMEDIES.

THIS ARTICLE XVIII IS IN ADDITION TO THE SPECIFIC LIMITATIONS ON REMEDIES REFERENCED IN ARTICLE XIV, SECTION 4.4.1, AND SECTION 4.4.2.

Article XIX

MODIFICATION OF THIS AGREEMENT; CHANGES IN LAW, ISO-NE RULES.

Section 19.1Modifications. The Parties specifically intend and acknowledge and agree that, except as otherwise expressly provided in this Agreement, (a) this Agreement shall not be subject to amendment or other modification, absent the written agreement of both Parties and (b) neither Party shall be permitted to make a filing with FERC under any provision of the Federal Power Act or the regulations promulgated thereunder that seeks to amend or otherwise modify, or requests FERC to amend or otherwise modify, any provision of this Agreement at any time during the Term, except to implement an amendment or other modification to this Agreement that has been reduced to writing and signed by both Parties. In addition, to the extent any third party, or FERC acting sua sponte seeks to amend or otherwise modify, or requests FERC to amend or otherwise modify, any provision of this Agreement, the standard of review for any proposed amendment or other modification shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956), and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956), and as further defined in Morgan Stanley Capital Group, Inc. v. Public Utility District No. 1 of Snohomish County, 128 S. Ct. 2733 (2008) and NRG Power Marketing, LLC v. Maine Public Utilities Commission, 130 S. Ct. 693 (2010).

Section 19.2Change in ISO-NE Rules; Change in Applicable Law or Accounting Treatment.

(a)This Agreement is subject to the ISO-NE Rules. If, during the Term, any ISO-NE Rule is terminated, modified or amended, or is otherwise no longer applicable, resulting in a material alteration of a material right or obligation of a Party hereunder, the Parties agree to negotiate in good faith in an attempt to amend or clarify this Agreement to embody the Parties’ original intent regarding their respective rights and obligations under this Agreement, provided that neither Party shall have any obligation to agree to any particular amendment or clarification of this Agreement. The intent of the Parties is that any such amendment or clarification reflect, as closely as possible, the intent, substance and effect of the ISO-NE Rule being replaced, modified, amended, or made inapplicable as such ISO-NE Rule was in effect prior to such termination, modification, amendment, or inapplicability; provided that such amendment or clarification shall not in any event alter (i) the purchase and sale obligations of the Parties pursuant to this Agreement or (ii) the Transmission Service Payment.  In the event the Parties cannot agree upon such amendments within sixty (60) days after such ISO Rule or ISO-NE Practice change described above, the Dispute shall be resolved in accordance with Article XVII.

(b)If, during the Term, there is a change in Applicable Law (other than tax laws or regulations) or accounting standards or rules or a change in the interpretation or applicability thereof that would result in (i) material adverse balance sheet or creditworthiness impacts on Distribution Company associated with this Agreement or the amounts paid for Firm Transmission Service purchased hereunder, or (ii) an adverse impact on the economic benefits (including those stemming from the fiscal conditions provided for herein) that Owner enjoys under this Agreement or that are provided for herein for Owner during the Term, the Parties shall use commercially reasonable efforts to agree to an amendment to the Agreement to avoid or mitigate such impacts and restore the economic benefits to each affected Party; provided that such amendment mitigates any material adverse effect(s) on each non-affected Party (as identified by each such Party, acting reasonably) that could reasonably be expected to result from such amendment, but only to the extent that such mitigation can be accomplished in a manner that is consistent with the purpose of such amendment. In the event the Parties cannot agree on an amendment in accordance with this Section 19.2(b), the dispute shall be resolved in accordance with Article XVII.

(c)Upon a determination by a court or regulatory body having jurisdiction over this Agreement or any of the Parties, or over the establishment and enforcement of any of the statutes or regulations or orders or actions of regulatory agencies (including the MDPU) supporting this Agreement or the rights or obligations of the Parties hereunder that any of the statutes or regulations supporting this Agreement or the rights or obligations of the Parties hereunder, or orders of or actions of regulatory agencies (including the MDPU) implementing such statutes or regulations, or this Agreement on its face or as applied, violates any Applicable Law (including the State or Federal Constitution) (an “Adverse Determination”), each Party shall have the right to suspend performance under this Agreement without liability. Owner may provide transmission service to a third party during any period of time for which Distribution Company suspends payments under this Section 19.2(c). Upon an Adverse Determination becoming final and non-appealable, this Agreement shall be rendered null and void.

(d)For the avoidance of doubt, it is understood that the provisions of Article XVII regarding dispute resolution apply to any Dispute under this Article XIX.

Article XX

INDEMNIFICATION

Section 20.1Owner Indemnity. Owner shall indemnify, defend and hold harmless Distribution Company and Distribution Company’s Affiliates and their respective officers, directors, shareholders, managers, members, partners, agents, employees, representatives, and permitted successors and assigns (each, a “Distribution Company Indemnified Party”) from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities or damages, in each case, resulting from any third-party claims, together with any costs and expenses (including reasonable attorneys’ fees) incurred by any such Distribution Company Indemnified Party, including any such liabilities incurred by a Distribution Company Indemnified Party under the PPA, and arising out of the negligence, willful misconduct or criminal misconduct of Owner or its agents including such claims, costs and expenses arising from environmental liabilities or from property damage, in each case to the extent related to the NECEC Transmission Line. Owner shall have no obligations under the immediately preceding sentence to the extent any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred by any such Distribution Company Indemnified Party are caused by or arise from the negligence, willful misconduct or criminal misconduct of, or breach or default of contract by, a Distribution Company Indemnified Party.

Section 20.2[Intentionally Omitted]

Section 20.3Procedures. Promptly after the receipt by any Person seeking indemnification under this Article XX (the “Indemnified Party”) of written notice of the assertion of any claim by a third party with respect to any matter in respect of which indemnification may be sought hereunder (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Indemnification Notice”) to Owner and shall thereafter keep Owner reasonably informed with respect thereto; provided, however, that the failure of the Indemnified Party to give the Indemnifying Party notice as provided herein shall not relieve Owner of any of its obligations hereunder, except to the extent that Owner is materially prejudiced by such failure. Owner shall be entitled to assume the defense of any Third Party Claim by written notice to the Indemnified Party of such intention given within thirty (30) days after the receipt by Owner of the Indemnification Notice; provided, however, that counsel selected by the Indemnifying Party shall be reasonably satisfactory to Owner. Owner shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which Owner has not assumed the defense of any Third Party Claim (other than during any period during which the Indemnified Party has failed to give notice of such Third Party Claim as provided above). If Owner shall assume the defense of the Third Party Claim, then the Owner shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement that (a) does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect to such Third Party Claim or (b) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party is indemnified hereunder. As long as the Owner is contesting any such Third Party Claim on a timely basis, the Indemnified Party shall not pay, compromise or settle any claims brought under such Third Party Claim. Notwithstanding the assumption by the Owner of the defense of any Third Party Claim as provided in this Section 20.3, the Indemnified Party shall be permitted to participate in the defense of such Third Party Claim and to employ counsel at its own expense (it being understood that Owner controls such defense); provided, however, that, if the defendants in any Third Party Claim shall include both an Owner and any Indemnified Party, and such Indemnified Party shall have reasonably concluded that counsel selected by Owner has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall then have the right to select separate counsel to participate in the defense of such Third Party Claim on its behalf, at the expense of Owner; provided that the Owner shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together.

Section 20.4Defenses. If Owner shall fail to notify the Indemnified Party of its desire to assume the defense of any Third Party Claim within the prescribed period of time, or shall notify the Indemnified Party that it will not assume the defense of any such Third Party Claim, then the Indemnified Party may assume the defense of any such Third Party Claim, in which case it may do so acting in good faith and otherwise in such manner as it may deem appropriate, and the Owner shall be bound by any determination made in such Third Party Claim.

Section 20.5Cooperation. The Indemnified Party and Owner shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third Party Claim pursuant to this Article XX. Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Owner) with such documentary or other evidence as is then in its or any of its Affiliates’ possession, as may reasonably be requested by the other Person for the purpose of defending against any such Third Party Claim.

Section 20.6Recovery. The amount of any indemnity hereunder shall be reduced by any insurance proceeds actually recovered by the Indemnified Party in connection with the Third Party Claim. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Third Party Claim for which it received such indemnity payment (a “Recovery”), such Indemnified Party shall then promptly pay to the Owner the amount of such Recovery, less any expenses incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

Section 20.7Subrogation. To the extent the Owner makes or is required to make any indemnity payment to the Indemnified Party, the Owner shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of its Affiliates may have against any other Person with respect thereto, whether directly or indirectly related. The Indemnified Party shall permit the Owner to use the name of the Indemnified Party and the names of the Indemnified Party’s Affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Owner may reasonably request for the purpose of enabling the Owner to perfect or exercise its right of subrogation hereunder.

Article XXI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 21.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that all of the statements in this Section 21.1 are true and correct as of the Execution Date (unless another date is expressly indicated) and will be true and correct as of (i) the Effective Date and (ii) the Commercial Operation Date, but not as of any other date:

(a)It has knowledge and experience in financial matters and in the electric industry that enable it to evaluate the merits and risks of this Agreement and the transactions contemplated hereby, and is capable of evaluating such merits and risks and assuming such risks. It is acting for its own account, has made its own independent decision to enter into this Agreement as to whether this Agreement is appropriate and proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in doing so, and understands and accepts the terms, conditions, and risks of this Agreement and the transactions contemplated hereby;

(b)It has entered into this Agreement in connection with the conduct of its business;

(c)It is not acting as a fiduciary or an advisor with respect to this Agreement or the transactions contemplated hereby;

(d)It is not subject to an Insolvency Event and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it that could result in the occurrence of an Insolvency Event with respect to it; and

(e)It is an entity subject to the procedures and substantive provisions of the Bankruptcy Code applicable to U.S. corporations or limited liability companies, as applicable, generally.

Section 21.2Additional Representations and Warranties of Owner. Owner hereby represents and warrants to Distribution Company that all of the statements in this Section 21.2 are true and correct as of the Execution Date (unless another date is expressly indicated) and will be true and correct as of the Effective Date and as of the Commercial Operation Date, but not as of any other date:

(a)Owner is duly organized, validly existing, and in good standing under the laws of the State of Maine and is qualified to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect on Owner, and Owner has all requisite power and authority to conduct its business, own its properties, and to execute, deliver, and perform its obligations under this Agreement;

(b)Owner has all requisite corporate power and authority necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Owner;

(c)Assuming due authorization, execution and delivery by Distribution Company, this Agreement constitutes Owner’s legal, valid and binding obligation enforceable against Owner in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)No legal proceeding is pending or, to its knowledge, threatened against Owner or any of its Affiliates that could have a Material Adverse Effect on Owner;

(e)No event with respect to Owner has occurred or is continuing that would constitute an Owner Default, and no Owner Default will occur as a result of Owner entering into or performing its obligations under this Agreement;

(f)The execution, delivery and performance of this Agreement by Owner does not and will not (i) violate any provisions of its articles of incorporation or bylaws, or any Applicable Law; or (ii) violate, or result in any breach of, or constitute any default under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected;

(g)The FERC Authorizations, Owner Approvals, Municipal Owner Approvals, and the AC Upgrade Approvals constitute all of the Consents, notifications, waivers, orders, and filings that are necessary to commence construction of and operate the NECEC Transmission Line;

(i)Owner has acquired all required real property rights necessary for construction and operation of the NECEC Transmission Line, and the interconnection of the NECEC Transmission Line with (A) the Québec Line (other than real property rights to be held by TransÉnergie) and (B) the Delivery Point, in full and final form with all options or contingencies having been exercised as set forth in Attachment I; and

(h)Owner is in compliance with all Applicable Laws, except such non-compliance as could not reasonably be expected to have a Material Adverse Effect on Owner. Owner has not received any written notice that it is under investigation with respect to a violation of any Applicable Law that could reasonably be expected to have a Material Adverse Effect on Owner.

Section 21.3Additional Representations and Warranties of Distribution Company.  The Distribution Company hereby represents and warrants to Owner that all of the statements in this Section 21.3 are true and correct as of the Execution Date (unless another date is expressly indicated) and will be true and correct as of the Effective Date and as of the Commercial Operation Date, but not as of any other date:

(a)Distribution Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect on Distribution Company, and Distribution Company has all requisite power and authority to conduct its business, own its properties and to execute, deliver and perform its obligations under this Agreement;

(b)Distribution Company has all requisite corporate power and authority necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Distribution Company;

(c)Assuming due authorization, execution and delivery by Owner, this Agreement constitutes Distribution Company’s legal, valid and binding obligation enforceable against Distribution Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)No legal proceeding is pending or, to its knowledge, threatened against Distribution Company or any of its Affiliates that could have a Material Adverse Effect on Distribution Company;

(e)No event with respect to Distribution Company has occurred or is continuing that would constitute a Distribution Company Default, and no Distribution Company Default will occur as a result of Distribution Company entering into or performing its obligations under this Agreement;

(f)The execution, delivery and performance of this Agreement by Distribution Company does not and will not (i) violate any provisions of its certificate of incorporation or bylaws, or any Applicable Law; or (ii) violate, or result in any breach of, or constitute any default under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected;

(g)The Regulatory Approval constitutes the only action, Consent, notification, waiver, order or filing that is necessary with respect to the execution, delivery and performance of this Agreement by Distribution Company; and

(h)Distribution Company is in compliance with all Applicable Laws, except such non-compliances as could not reasonably be expected to have a Material Adverse Effect on Distribution Company. Distribution Company has not received any written notice that it is under investigation with respect to a violation of any Applicable Law that could reasonably be expected to have a Material Adverse Effect on Distribution Company.

(i)Distribution Company has not taken and will not take any action (including providing support or information to any Affiliate of Distribution Company) to directly or indirectly oppose or prevent the achievement of any Governmental Approval, Third Party Consent, or other milestone or requirement set forth in this Agreement.

Section 21.4NO OTHER REPRESENTATIONS OR WARRANTIES. THE REPRESENTATIONS AND WARRANTIES OF OWNER SET FORTH IN Section 21.1 AND Section 21.2 ARE OWNER’S SOLE REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE NECEC TRANSMISSION LINE AND ARE MADE IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES, EXPRESS OR IMPLIED, ASSOCIATED WITH THE NECEC TRANSMISSION LINE, INCLUDING REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. THE FOREGOING SENTENCE SHALL NOT BE CONSTRUED IN ANY WAY TO LIMIT OWNER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT.

Article XXII

TRANSFER OF INTERESTS

Section 22.1No Transfer of Interests.

(a)Any (i) direct or indirect change of Control of any Party (whether voluntary or by operation of law), (ii) sale, transfer or other disposition of all or substantially all of the assets of any Party or (iii) except as provided in Section 22.2 or Section 22.3, assignment, transfer or other disposition of, whether to one or more assignees or transferees, all or any portion of any Party’s rights, interests or obligations under this Agreement (each of the foregoing, a “Transfer”), shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned when viewed in light of all reasonable considerations, including the security or other financial assurances to be provided by or on behalf of any proposed successor or assign (including the net worth and creditworthiness of the issuer); provided that any direct or indirect transfer of securities or other ownership interests in a Party to the Party’s Affiliate shall not be considered a Transfer for the purposes of this Section 22.1 and shall not require consent. Any Transfer in contravention of this Article XXII shall be null and void.

(b)If Owner consents to a Transfer by Distribution Company pursuant to this Section 22.1, then, upon such Transfer, including (i) the assumption, in writing by the transferee, of Distribution Company’s obligations under this Agreement with respect to the Transferred portion of this Agreement, which assumption is not subject to conditions that have not been satisfied or waived, and (ii) delivery to Owner of any replacement security or other financial assurances to be provided by or on behalf of such transferee, then, provided that a Distribution Company Default shall not have occurred and be continuing, (x) the obligations of Distribution Company shall terminate to the extent of the Transferred portion of this Agreement, and Distribution Company shall be fully, finally and unconditionally released from all liability associated therewith to the extent of the Transferred portion of this Agreement, and (y) at the request of Distribution Company Owner shall execute and deliver to Distribution Company a full, final, and unconditional release of any Credit Support or guarantees provided by Distribution Company, in such form as Distribution Company may reasonably request, with respect to the Transferred portion of this Agreement.

(c)If Distribution Company consents to a Transfer by Owner pursuant to this Section 22.1, then, upon such Transfer, including (i) the assumption, in writing by the transferee of Owner’s obligations under this Agreement with respect to the Transferred portion of this Agreement, which assumption is not subject to conditions that have not been satisfied or waived, and (ii) delivery to Distribution Company of any replacement security or other financial assurances to be provided by or on behalf of such transferee, then, provided that an Owner Default shall not have occurred and be continuing (x) the obligations of Owner shall terminate to the extent of the Transferred portion of this Agreement, and Owner shall be fully, finally and unconditionally released from all liability associated therewith to the extent of the Transferred portion of this Agreement, and (y) at the request of Owner, Distribution Company shall execute and deliver to Owner a full, final and unconditional release of any Credit Support or guarantees provided by Owner hereunder, in such form as Owner may reasonably request, with respect to the Transferred portion of this Agreement.

(d)Nothing herein shall prevent Distribution Company or any assignee thereof from transferring or assigning transmission service rights pursuant to FERC rules and regulations, including pursuant to Section 20 of the PPA.

Section 22.2Exceptions.  Notwithstanding Section 22.1, consent shall not be required for any of the following:

(a)Distribution Company shall have the right to assign this Agreement without consent of Owner:

(i)to a successor in interest in any merger or consolidation of Distribution Company with or into another Person or any exchange of all of the common stock or other equity interests of Distribution Company or Distribution Company’s parent for cash, securities or other property or any acquisition, reorganization, or other similar corporate transaction involving all or substantially all of the common stock or other equity interests in, or assets of, Distribution Company so long as (1) the proposed assignee’s credit rating is at least either BBB- from S&P or Baa3 from Moody’s, or (2) the proposed assignee’s credit rating is equal to or better than that of Distribution Company at the time of the proposed assignment, or (3) the transaction associated with such assignment, has been approved by the MDPU or the appropriate Government Entity, in each case, with an express assumption of Distribution Company’s obligations hereunder in writing, reasonably acceptable to Owner and Distribution Company, if such assumption does not occur under Applicable Law; or

(ii)to any substitute purchaser of the Products so long as (1) the proposed assignee’s credit rating is at least either BBB- from S&P or Baa3 from Moody’s, and (2) the proposed assignee’s credit rating is equal to or better than that of Distribution Company at the time of the proposed assignment, and, if required, (3) such assignment has been approved by the MDPU or the appropriate Government Entity, in each case, with an express assumption of Distribution Company’s obligations hereunder in writing, reasonably acceptable to Owner and Distribution Company. For purposes of clarification, a disposition of this Agreement pursuant to this clause (ii) includes an assignment to any third party other than the successor in interest in connection with a transaction to which clause (i) applies.

(b)any (i) change of Control of Owner or (ii) transfer or other disposition of all or substantially all of the assets of Owner, in each case, resulting from a collateral assignment in favor of a financing party in accordance with Section 22.3;

(c)any change of Control of Owner resulting from any direct or indirect change of Control in Owner’s ultimate parent company (currently, Iberdrola, S.A.), Owner’s ultimate parent company in the United States (currently AVANGRID, Inc.) or in the parent company for the network business in the United States of which Owner is part (currently Avangrid Networks, Inc.); or

(d)the exercise of any of HQUS’s or the Distribution Company’s rights pursuant to Section 14.7, 14.8(a) or 14.8(b) of the HQUS TSA.

Section 22.3Collateral Assignment.  Owner shall be entitled, without restriction, to make one or more assignments of this Agreement for purposes of collateral security or any or all of its rights and benefits hereunder to or for the benefit of any and all secured lenders to Owner, or grant to or for the benefit of any and all secured lenders to Owner a lien on, or security interest in, any right, title or interest in all or any part of Owner’s rights hereunder for the purpose of the financing or successive refinancing of the ownership, development, engineering, construction or operation of the NECEC Transmission Line; provided, however, that such assignment for purposes of collateral security shall recognize Distribution Company’s rights under this Agreement on terms and conditions as may be customary for financings of a similar nature and reasonably requested by any secured lenders to Owner. To facilitate Owner’s obtaining of financing or successive refinancing for the ownership, development, engineering, construction or operation of the NECEC Transmission Line, Distribution Company shall cooperate with Owner and shall execute and deliver such consents, acknowledgements, direct agreements or similar documents as may be customary for financings of a similar nature and reasonably requested by any secured lenders to Owner.

Article XXIII

MISCELLANEOUS

Section 23.1Governing Law.  This Agreement and each of its provisions shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

Section 23.2Entire Agreement. This Agreement, together with the Attachments, constitutes the entire Agreement and understanding between the Parties with respect to all subjects covered hereby and thereby and supersedes all prior discussions, agreements and understandings between the Parties with respect to such matters.

Section 23.3Severability. Except as otherwise provided in Section 2.2 or Section 19.2, (a) in the event any part of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect and shall be enforced to the greatest extent permitted by Applicable Law and (b) with respect to any provision found to be illegal, invalid or unenforceable, the Parties shall endeavor to replace such invalid, illegal or unenforceable provision with the valid, legal and enforceable provision that achieves, as nearly as practicable, the commercial intent of this Agreement (as it may be amended from time to time).

Section 23.4Notices. All notices, billings, requests, demands, waivers, consents and other communications under this Agreement shall be in writing and shall be effective (a) upon personal delivery thereof, including by overnight mail or courier service, with a record of receipt, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon the fourth (4th) day after mailing, (c) in the case of notice by facsimile for any communications other than billings, upon transmission; provided that such facsimile transmission is promptly confirmed by either of the methods set forth in the foregoing clause (a) or (b), in each case, addressed to each Party and copy party hereto at its address set forth below or at such other address as a Party may from time to time designate by written notice to the other Party pursuant to this Section 23.4, (d) in the case of notice by facsimile for billings only (but not any other communication, including any subsequent demand notice for any unpaid amounts), upon receipt of confirmation of successful transmission, but without any further requirement for evidence of receipt or confirmation by either of the methods set forth in the foregoing clause (a) or (b), or (e) in the case of notice by electronic mail for billings only (but not any other communication, including any subsequent demand notice for any unpaid amounts), upon transmission, without any requirement for evidence of receipt or confirmation by either of the methods set forth in the foregoing clause (a) or (b); provided that the Party delivering such notice did not receive any notice of unsuccessful or delayed transmission. A notice given in connection with this Section 23.4 but received on a day other than a Business Day, or after business hours at the location of receipt, shall be deemed to be received on the next Business Day.

If to Owner:

Central Maine Power Company

Attn: Douglas Herling, President & CEO

83 Edison Drive, Augusta ME 04336

207-626-9779

With a copy to:

Central Maine Power Company

Attn: Legal Department

83 Edison Drive, Augusta ME 04336

With a further copy to:

Pierce Atwood LLP

Attn: Jared des Rosiers

254 Commercial St., Portland ME 04101

If to Distribution Company:

James G. Daly, Vice President – Energy Supply

Eversource Energy

247 Station Drive/ SE250

Westwood, MA 02090

With a copy to:

Legal Department

Eversource Energy

800 Boylston Street/ P1701

Boston, MA  02199

Section 23.5Intentionally Omitted.

Section 23.6Waiver; Cumulative Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but such waiver shall not be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a subsequent waiver of, or estoppel with respect to, the same or any other term or by Applicable Law. Except as otherwise provided in Section 13.2(b), the failure of or delay on the part of any Party to enforce or insist upon compliance with or strict performance of any term or condition of this Agreement, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect. Except as otherwise provided herein, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law or in equity.

Section 23.7Confidential Information. Each Party hereby agrees that it shall not disclose, or cause to be disclosed, to third parties any Confidential Information with respect to the other Party or any material or information identified as Critical Energy Infrastructure Information (other than to the disclosing Party’s Affiliates and its and their respective counsel, directors, officers, employees, lenders, advisors, suppliers, subcontractors, vendors, or consultants, in each case, who have a need to know such information and have agreed to keep such information confidential). Notwithstanding the foregoing, each Party may disclose information related to this Agreement to another party to a Proposal Agreement or to TransÉnergie only if necessary to comply with its obligations hereunder or thereunder or to coordinate the parties’ obligations under different Proposal Agreements. Each Party shall be responsible for ensuring that any Person to whom it discloses any Confidential Information shall comply with the restrictions in this Section 23.7. The restrictions in this Section 23.7 shall not apply (w) to the extent disclosure is required by Applicable Law or the requirements of a Governmental Authority (including a court order, oral questions, written interrogatories, request for information or documents, subpoena, or similar process, or the requirements of any stock exchange or other Governmental Authority to which the Parties, or any of their Affiliates are subject), (x) to the extent reasonably deemed by the disclosing Party to be required or desirable in connection with regulatory proceedings (including proceedings relating to FERC or any other national, federal, provincial, state or regulatory agency), (y) to the extent reasonably deemed by the disclosing Party to be required to be disclosed in connection with a Dispute between the Parties, or the defense of any litigation or dispute, or (z) as approved for release or disclosure by the Party whose Confidential Information is at issue. In the event disclosure is made pursuant to this Section 23.7 and except for disclosures pursuant to the requirements of securities laws or any stock exchange, the disclosing Party shall use reasonable efforts to minimize the scope of any disclosure and advise recipients of any applicable confidentiality restrictions provided herein. Notwithstanding the foregoing, this Section 23.7 shall not apply to the following information:

(a)Information that is a matter of public knowledge at the time of its disclosure or is thereafter published in or otherwise ascertainable from a source available to the public without breach of this Section 23.7;

(b)Information that is obtained from a Person other than by or as a result of unauthorized disclosure; or

(c)Information that, prior to the time of disclosure, had been independently developed or obtained by the disclosing Party or its Affiliates independent of information obtained as a result of unauthorized disclosure.

Section 23.8No Third-Party Rights. Except for any secured lenders contemplated by Section 22.3 and any Distribution Company Indemnified Party contemplated by Article XX, and except for HQUS (which is intended to be a third party beneficiary of this Agreement solely to the extent of  its capacity as an assignee of transmission rights as set forth in Section 20 of the PPA and for the purposes of and as contemplated by Article X of this Agreement, in light of its rights to purchase or assume control of the NECEC Transmission Line and assume Owner’s obligations under this Agreement pursuant to Section 14.7 of the HQUS TSA, and with respect to Sections 1.1, 3.3.1-3.3.7, 5.3, 5.5.1, 11.1, 23.7, and Articles II, IV, VII, VIII, XIV, XV, and XVII), the Parties do not intend for this Agreement to confer a third-party beneficiary status or rights of action upon any Person whatsoever other than the Parties and their permitted successors and assigns, and nothing contained herein, either express or implied, shall be construed to confer upon any Person, other than the Parties and their permitted successors and assigns, any rights of action or remedies under this Agreement or in any manner, or any duty, standard of care, or liability with respect thereto. This Agreement does not create any third-party rights, except as expressly stated above in this Section 23.7.

Section 23.9Permitted Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their permitted successors, legal representatives and assigns.

Section 23.10Relationship of the Parties.  This Agreement shall not be construed as creating an association, joint venture, trust or partnership between the Parties or as imposing any partnership obligation or liability upon either Party. Except as contemplated by Article X, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

Section 23.11Construction. No presumption shall operate in favor of or against either Party as a result of any responsibility for drafting this Agreement.

Section 23.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile or electronic transmission shall be deemed to be an original executed document for all purposes hereof.

Section 23.13Survival. The provisions of Section 3.3, Section 3.4, Section 8.2, Article IX, Article XIII, Article XIV, Article XVII, Article XVIII, Article XIX, Article XX and this Article XXIII shall survive the expiration or earlier termination of this Agreement.

Section 23.14Headings and Table of Contents. The headings of the articles and sections of this Agreement and the Table of Contents are inserted for purposes of convenience only, and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 23.15Waiver of Immunities. The Parties acknowledge and agree that this Agreement and the transactions contemplated hereby constitute a commercial transaction. To the extent a Party (including any assignees of a Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim for itself, or any of its assets, revenues or properties, sovereign or other immunity, as the case may be, from service of process, suit, the jurisdiction of any court or arbitral tribunal, attachment (whether in aid of execution or otherwise) or enforcement of a judgment (interlocutory or final) or award or any other legal process in a matter arising out of or relating to this Agreement, each Party agrees not to claim or assert, and hereby waives, such immunity. Without limiting the generality of the foregoing, each Party agrees that the waivers set forth in this Section 23.15 shall have the fullest scope permitted under the Immunities Act and under any other Applicable Law related to sovereign immunity.

[Signature pages follow]

IN WITNESS WHEREOF, Owner and Distribution Company have executed this Agreement as of the Execution Date.

OWNER:

CENTRAL MAINE POWER COMPANY

By:	/s/ Douglas Herling
Name:	Douglas Herling
Title:	President & CEO

By:	/s/ Eric N. Stinneford
Name:	Eric N. Stinneford
Title:	Vice President, Controller, & Treasurer

DISTRIBUTION COMPANY:

NSTAR ELECTRIC COMPANY D/B/A EVERSOURCE ENERGY

By:	/s/ James G. Daly
Name:	James G. Daly
Title:	Vice President – Energy Supply

Attachment A

Description of Transmission Projects

The Québec Line and the NECEC Transmission Line consist in their entirety of:

(1)

New 207 mile (145.3 miles in Maine) +/- 320 kV overhead HVDC transmission line that will run between the existing Appalaches Substation in Thetford Mines, Québec and a new HVDC converter station approximately 1.6 miles from the existing Larrabee Road Substation in Lewiston, Maine;

(2)	New HVDC converter stations at both ends of the transmission line; and
(3)

Certain upgrades to the existing high voltage alternating current (AC) New England transmission system necessary to permit the interconnection and transmission of Hydro Generation to the New England Control Area (as defined in the ISO-NE Tariff) at the existing Larrabee Road substation under the requirements of Section I.3.9 and the CCIS of ISO-NE Tariff.

(4)	System upgrades to the existing Québec transmission system as determined by the Hydro-Québec TransÉnergie System Impact Study (OASIS #203T), as it may be updated.

Owner is the developer of the portion of the NECEC Transmission Line from the Québec-Maine border to the Lewiston area and all transmission upgrades on the U.S. side of the border. The NECEC Transmission Line and the Québec Line are expected to connect at the Québec-Maine border in the northwest corner of Maine in Beattie Township.

The Québec Line will be constructed by TransÉnergie, a division of Hydro-Québec and an Affiliate of HQUS.

Owner will construct, own, operate and maintain the NECEC Transmission Line, which will be constructed in existing transmission corridors owned by Owner.

The NECEC Transmission Line consists of the following transmission facilities:

(1)	Core Project Elements:
a.	Transmission Line Equipment:
i.	New 145.3 mile +/-320 kV HVDC transmission line from the Canadian Border to a new converter substation located on Merrill Road in Lewiston
ii.	New 1.6 mile 345 kV AC transmission line from the new Merrill Road converter substation to the existing Larrabee Road substation

b.	Substation Equipment:
i.	New 345 kV AC to +/-320 kV HVDC 1200 MW Merrill Road converter substation
ii.	Add 345 kV AC transmission line terminal at the existing Larrabee Road substation
(2)	Network Upgrades (subject to change based on ISO-NE system impact study analysis):
a.	Transmission Line Equipment:
i.	New 26.5 mile 345 kV AC transmission line from the existing Coopers Mills substation in Windsor to the existing Maine Yankee substation in Wiscasset
ii.	New 0.3 mile 345 kV AC transmission line from the existing Surowiec substation in Pownal to a new substation on Fickett Road in Pownal
iii.	Rebuild 9.3 mile 115 kV Section 62 AC transmission line from the existing Crowley Road substation in Sabattus to the existing Surowiec substation
iv.	Rebuild 16.1 mile 115 kV Section 64 AC transmission line from the existing Larrabee Road substation to the existing Surowiec substation
v.	Partial rebuild of 0.8 mile each of 115 kV section 60/88 outside Coopers Mills substation
vi.

Partial rebuild of 0.3 miles of 345 kV Section 392 AC transmission line between the Coopers Mills substation and the Maine Yankee substation and approximately 3.5 miles of reconductor work on existing double circuit lattice steel towers outside of the Maine Yankee substation

vii.	Partial rebuild of 0.3 miles of 345 kV Section 3025 between Coopers Mills substation and Larrabee Road substation
viii.	Partial rebuild 0.8 miles of 34.5 kV Section 72 AC transmission line outside of the Larrabee Road substation
b.	Substation Equipment:
i.	Replace existing Larrabee Road 345/115 kV 448 MVA autotransformer with a 600 MVA autotransformer
ii.	Add 345 kV AC transmission line terminal at the existing Maine Yankee substation

iii.	Add 345 kV AC transmission line terminal and 115 kV switch replacements at the existing Surowiec substation
iv.	115 kV Switch and bus wire replacements at Crowley substation
v.	New 345 kV Fickett Road substation with 345 kV +/-200 MVAr Static Compensator (STATCOM)
vi.	Add 345 kV AC transmission line terminal and additional 345 kV +/-200 MVAr STATCOM (+/-400 MVAr total with the +/-200 MVAr existing) at the existing Coopers Mills substation
vii.	Add 345/115 kV 448 MVA autotransformer, associated 115 kV buswork and terminate existing 115 kV Sections 164, 164A and 165 into three new breaker-and-a-half bays at the existing Raven Farm substation

The NECEC transmission components located in Maine are depicted geographically in relationship to the existing Owner transmission system in Figure 1 below.

NEW ENGLAND
CLEAN ENERGY CONNECT
CENTRAL MAINE POWER
QUÉBEC
MAINE
NEW BRUNSWICK
VERMONT
NEW HAMPSHIRE
MASSACHUSETTS
BANGOR
AUGUSTA
PORTLAND
PORTSMOUTH
BOSTON
ATLANTIC OCEAN
PITTSFIELD
ORRINGTON
ALBION ROAD
KEENE ROAD
PT LEPREAU
COOPERS MILLS
CONVERTER STATION
LARRABEE ROAD
CROWLEY
PICKETT ROAD
NEW DC LINK
EXISTING 345 kV SYSTEM
NEW 345 kV LINE
REBUILD 115 kV SECTIONS
EXISTING SUBSTATION
PROPOSED SUBSTATION
NEW DC CONVERTER STATION

Figure 1 – Map Depicting the Components of the NECEC Transmission Line

The Québec Line consists of the following transmission facilities:

(1)	Core Project Elements:
a.	Transmission Line Equipment:
i.	New 65 mile +/-320 kV HVDC transmission line from the Appalaches substation located in Thetford Mines to the U.S. border
b.	Substation Equipment:
i.	New +/-320 kV, 1200 MW HVDC converter connected to the 735 kV AC bus of the Appalaches substation and associated 735 kV bus work
(2)	Network Upgrades (subject to change based on additional system impact study analysis):
a.	Transmission Line Equipment:
i.	Thermal upgrade of existing 735 kV lines 7005 and 7035 (68 miles from Lévis substation to Nicolet substation)
ii.	Thermal upgrade of existing 735 kV line 7049 (44 miles from Montérégie substation to Hertel substation)
b.	Substation Equipment:
i.	Add two 200 MVAr shunt capacitor banks at the Carignan substation
ii.	Add one 330 MVAr shunt reactor at the Carignan substation

Attachment B

Critical Milestones

Item	Critical Milestone*	Due Date**
1.	Closing of Any Required Financing	March 7, 2019
2.	Receipt of all Owner Approvals (other than Municipal Owner Approvals) and AC Upgrade Approvals in Final Form	December 14, 2019
3.	Receipt of all Canadian Approvals	March 11, 2021
4.	Receipt of all Municipal Owner Approvals	March 31, 2022
5.	Execution of Contract with the Manufacturer of the Converter Station at the Southern End of the HVDC Line and associated minimum 5% contract value payment	July 30, 2019
6.	Execution of Contract for the Engineering, Procurement, or Construction of the Converter Station on the Québec Line	July 30, 2019
7.	Commercial Operation Date	December 13, 2022

*	As defined in Section 4.1(a)

**	Subject to extension in accordance with the Agreement.

Attachment C

Owner Approvals

Set forth below are the Governmental Approvals and Third Party Consents, in each case, required to commence construction of and operate the NECEC Transmission Line:

1.	ISO-NE: Approval pursuant to Section I.3.9 of the ISO-NE Tariff to interconnect and operate the NECEC Transmission Line at no fewer than 1,040 MW
2.	Maine Public Utilities Commission (MPUC): Certificate of Public Convenience and Necessity (CPCN)
3.	U.S. Department of Energy (DOE): Presidential Permit
4.	Maine Department of Environmental Protection (MDEP):
a.	Site Location of Development Act (SLODA) Permit
b.	Stormwater Management Permit
c.	Natural Resources Protection Act (NRPA) Permit
d.	Clean Water Act (CWA) Section 401 Water Quality Certification
e.	Maine Construction General Permit

The SLODA Permit, Stormwater Management Permit, NRPA Permit, and CWA Section 401 Water Quality Certification may be combined into one permit.

5.	Maine Land Use Planning Commission (LUPC): Certificate of Compliance
6.	Maine Department of Agriculture, Conservation and Forestry:
a.	Submerged Lands Lease
b.	Public Reserved Land Lease
7.	Maine Department of Transportation (DOT):
a.	Utility Location/Road Opening Permits
b.	Driveway/Entrance Permits
8.	U.S. Army Corps of Engineers:
a.	CWA Section 404 - Individual Permit
b.	Section 10 Rivers & Harbors Act of 1899
9.	Federal Aviation Administration Infrastructure in Vicinity of Airports: Determination of No Hazard to Air Navigation
10.	Municipal Owner Approvals:
a.	The Municipal Owner Approvals consist of the following types of permits:
i.	Shoreland zoning permits
ii.	Building permits
iii.	Flood hazard development permits

iv.	Conditional use / rezoning approvals
v.	Site plan / subdivision approvals
vi.	Driveway / entrance permits
vii.	Street opening, blasting and demolition permits
viii.	Utility location permits
b.

Owner shall obtain the Municipal Owner Approvals listed above that are necessary (if any) in the following municipalities for the NECEC Transmission Line, subject to any necessary exemptions issued by the MPUC relating to any Municipal Owner Approvals that are denied in any such municipalities or relating to any conditions contained in any Municipal Owner Approvals that are unacceptable to Owner:

i.	Alna
ii.	Lewiston
iii.	Anson
iv.	Livermore Falls
v.	Auburn
vi.	Moscow
vii.	Caratunk
viii.	New Gloucester
ix.	Chesterville
x.	New Sharon
xi.	Durham
xii.	Pownal
xiii.	Embden
xiv.	Starks
xv.	Farmington
xvi.	Whitefield
xvii.	Greene
xviii.	Wilton
xix.	Industry
xx.	Windsor
xxi.	Jay
xxii.	Wiscasset
xxiii.	Leeds
xxiv.	Woolwich

Attachment D

Canadian Approvals

Set forth below are, to the best of HQUS’s knowledge, the Governmental Approvals and Third Party Consents, in each case, required to commence construction of the Québec Line:

•	Permit from the National Energy Board to construct, operate, maintain or connect an international power line pursuant to the National Energy Board Act (R.S. C., 1985, c. N-7);
•	Permit from the International Boundary Commission required to cross the Canada-U.S. border pursuant to Article 5 of the International Boundary Commission Act;
•	Authorization from the Régie de l’énergie to acquire, construct or dispose of transmission assets pursuant to an Act respecting the Régie de l’énergie (R.S.Q., chapter R-6.01);
•

Expropriation Order in council, if required, to acquire by expropriation any immovable, servitude or construction required for the transmission of power pursuant to Hydro-Québec Act (R.S.Q., chapter H-5) and the Expropriation act (R.S.Q., chapter E-24);

•

Certificate of authorization issued by the Government of Québec to construct the transmission line under section 31.5 of the Environmental Quality Act subject to the environmental and social impact assessment and review procedure;

•

Certificate of authorization issued by the Ministère du Développement durable, de l’Environnement et de la Lutte contre les changements climatiques approving the plans and specifications of the transmission line pursuant to Section 22 of the Environmental Quality Act;

•

Authorization of the Commission de protection du territoire agricole du Québec, if required, approving the use of land situated in an agricultural zone for purposes other than agriculture under Sections 58 and 62 of the Act respecting the preservation of agricultural land and agricultural activities;

•	Opinion on project compliance with objectives of the city or regional county municipalities’ land-use and development plan.

Attachment E

Owner’s Preliminary Project Schedule

Attachment F

Required Insurance

Owner shall obtain and maintain with qualified insurers authorized to issue insurance of the types described below in the State of Maine.

During construction of the NECEC Transmission Line Owner shall maintain or effect to be maintained the following insurance coverages:

•	Primary and Excess Liability
•	Construction All Risk / Builders Risk
•	Worker’s Compensation, Employers’ Liability and any other mandatory insurances
•	Pollution / Environmental Liability

After the Commercial Operation Date Owner shall provide coverage both in terms of scope and limits of coverage that are in accordance with Good Utility Practice and the long-standing practice of Owner.  Operational coverage shall include the following insurance types:

•	Excess Liability
•	Operational All Risk Property Damage
•	Worker’s Compensation, Employers’ Liability and any other mandatory insurances

Note:  At any time after the Commercial Operation Date Owner may choose, as far as it is consistent with Good Utility Practice, to self-insure on customary terms and conditions any coverage (or coverage part) where it meets any state or regulatory requirements of self-insurers.

Attachment G

Rate Adjustment Formula

In the event that a Transmission Service Payment is subject to reduction pursuant to Section 8.1, such reduced payment shall equal the Transmission Service Payment that would otherwise be payable under the Agreement for a particular month multiplied by the lesser of 1 or the following fraction:

(Contract Capacity x 0.90)
1 -	minus (Contract Capacity x A)

(Contract Capacity x 0.90)

Where A =	∑ Hourly Availability for all hours in such month
∑ Hours in such month

For purposes of calculating A, Excused Outages (for which Owner is paid full Transmission Service Payments pursuant to the terms of the Agreement) will be regarded as hours in which one hundred percent (100%) of Contract Capacity was provided.

Attachment H

Refund Calculation

This example is intended to illustrate the methodology for the calculation of a subsequent refund of a late payment. This example and the numbers used in this example are purely illustrative and are in no way intended to supersede any part of the Agreement, including Section 13.3.

Assumptions

•	Interest Rate = 12 percent per annum (compounded monthly)

June 2023 Billing

Invoice Amount	$1,000
Date of Invoice	June 1, 2023
Due Date	June 15, 2023
Payment Date	July 1, 2023

The total amount due on the date of payment is $1,005, which amount is computed by adding $1,000 (the original amount invoiced) and $5 (the ½ month late interest fee).

Subsequent Refund

If later, on July 1, 2024, the aforesaid payment is required to be refunded, the refund will equal the $1,000 payment made on July 1, 2023 (the original amount invoiced), plus the interest accrued on that $1,000 payment from the due date of June 15, 2023 to the date of refund on July 1, 2024. To ensure that the refund does not double recover interest, the following language has been included in Section 13.3 of the Agreement: “[I]f all or a portion of the amount [here, the $1,000 payment due on June 15, 2023] to which such interest relates [here, the $5 late interest fee] is later refunded pursuant to this Agreement [here, on July 1, 2024], then, in calculating that refund, such interest [here, $5] shall not be included in the refund.”

Attachment I

Real Estate Rights

Page 9 of 35

Québec – Maine Border, Beattie Township TO Larrabee Road Substation, Lewiston, Maine (Sections 222, 63, 279, 278, 251, 200)							
CMP Parcel #	**Municipality**	**County**	**Grantor**	**Grantee**	**Date**	**Book/Page**	**Type**
101	Starks	Somerset	[redacted]	CESC	8/23/1930	407/166	Fee
102	Starks	Somerset	[redacted]	CESC	8/23/1930	407/167	Fee
103	Starks	Somerset	[redacted]	CESC	8/23/1930	408/243	Fee
104	Starks	Somerset	[redacted]	CESC	8/26/1930	407/168	Fee
105	Starks	Somerset	[redacted]	CESC	8/27/1930	408/244	Fee
106	Starks	Somerset	[redacted]	CESC	8/26/1930	408/245	Fee
107	Starks	Somerset	[redacted]	CESC	8/26/1930	408/246	Fee
108	Starks	Somerset	[redacted]	CESC	8/30/1930	407/169	Fee
109	Starks	Somerset	[redacted]	CESC	8/30/1930	407/170	Fee
110	Starks	Somerset	[redacted]	CESC	8/30/1930	407/171	Fee
111	Starks	Somerset	[redacted]	CESC	9/5/1930	408/464	Fee
112	Starks	Somerset	[redacted]	CESC	9/5/1930	408/247	Fee
113	Starks	Somerset	[redacted]	CESC	9/6/1930	408/248	Fee
114	Starks	Somerset	[redacted]	CESC	9/6/1930	408/249	Fee
114	Starks	Somerset	[redacted]	CESC	12/29/1930	411/230	Fee
115	Starks	Somerset	[redacted]	CESC	9/6/1930	407/172	Fee
116	Starks	Somerset	[redacted]	CESC	9/6/1930	407/173	Fee
117	Starks	Somerset	[redacted]	CESC	9/9/1930	408/250	Fee
118	Starks	Somerset	[redacted]	CESC	9/9/1930	407/174	Fee
119	Starks	Somerset	[redacted]	CESC	9/9/1930	407/175	Fee
120	Starks	Somerset	[redacted]	CESC	9/9/1930	407/176	Fee
121	Starks	Somerset	[redacted]	CESC	9/9/1930	407/186	Fee
122	Starks; Industry	Somerset	[redacted]	CESC	9/12/1930	407/189	Fee
123	Starks	Somerset	[redacted]	CESC	9/12/1930	407/190	Fee

9

Page 15 of 35

Québec – Maine Border, Beattie Township TO Larrabee Road Substation, Lewiston, Maine (Sections 222, 63, 279, 278, 251, 200)							
CMP Parcel #	Municipality	County	Grantor	Grantee	Date	Book/Page	Type
15	Livermore Falls	Androscoggin	[redacted]	CESC	10/6/1930	408/152	Fee
16	Livermore Falls	Androscoggin	[redacted]	CESC	5/9/1931	413/224	Fee
17	Livermore Falls	Androscoggin	[redacted]	CESC	9/29/1930	408/283	Fee
18	Livermore Falls	Androscoggin	[redacted]	CESC	9/26/1930	408/277	Fee
19	Livermore Falls	Androscoggin	[redacted]	CESC	10/31/1930	408/210	Fee
20	Livermore Falls	Androscoggin	[redacted]	CESC	11/5/1930	408/278	Fee
21	Livermore Falls	Androscoggin	[redacted]	CESC	11/8/1930	408/281	Fee
22	Livermore Falls	Androscoggin	[redacted]	CESC	10/8/1930	407/370	Fee
23	Livermore Falls	Androscoggin	[redacted]	CESC	10/8/1930	407/376	Fee
24	Livermore Falls	Androscoggin	[redacted]	CESC	10/3/1930	408/240	Fee
25	Livermore Falls	Androscoggin	[redacted]	CESC	10/15/1930	407/405	Fee
26	Livermore Falls	Androscoggin	[redacted]	CESC	10/27/1930	408/227	Fee
27	Livermore Falls	Androscoggin	[redacted]	CESC	10/27/1930	408/228	Fee
28	Livermore Falls	Androscoggin	[redacted]	CESC	10/3/1930	407/366	Fee

15

Page 29 of 35

Coopers Mills Road Substation, Windsor, Maine TO Maine Yankee Substation, Wiscasset, Maine (Sections 67, 68, 69, 80, 81, 204, 377, and 392)							
CMP Parcel #	Municipality	County	Grantor	Grantee	Date	Book/Page	Type
7	Wiscasset	Lincoln	[redacted]	CMP	12/11/1969	665/116	Fee
8	Wiscasset	Lincoln	[redacted]	CMP	10/30/1969	662/86	Fee
9	Wiscasset	Lincoln	[redacted]	CMP	11/5/1969	662/121	Fee
10	Wiscasset	Lincoln	[redacted]	CMP	11/28/1969	662/256	Fee
11	Wiscasset	Lincoln	[redacted]	CMP	12/4/1969	665/8	Fee
12	Wiscasset	Lincoln	[redacted]	CMP	11/13/1969	658/76	Fee
13	Wiscasset	Lincoln	[redacted]	CMP	8/14/1969	656/430	Fee
14	Wiscasset	Lincoln	[redacted]	CMP	8/19/1969	657/336	Fee
15	Wiscasset	Lincoln	[redacted]	CMP	8/20/1969	657/377	Fee
16	Wiscasset	Lincoln	[redacted]	CMP	12/9/1969	665/105	Fee
17	Wiscasset	Lincoln	[redacted]	CMP	10/16/1969	662/41	Fee
17.1	Wiscasset	Lincoln	[redacted]	CMP	9/12/1969	661/99	Fee
18	Wiscasset	Lincoln	[redacted]	CMP	10/16/1969	658/25	Fee
19	Wiscasset	Lincoln	[redacted]	CMP	8/2/1969	657/376	Fee
20	Wiscasset	Lincoln	[redacted]	CMP	9/10/1969	661/95	Fee
21	Wiscasset	Lincoln	[redacted]	CMP	9/19/1969	661/154	Fee
22	Wiscasset	Lincoln	[redacted]	CMP	11/6/1969	662/119	Fee
23	Wiscasset	Lincoln	[redacted]	CMP	11/7/1969	662/131	Fee
23.1	Wiscasset	Lincoln	[redacted]	CMP	11/7/1969	662/125	Fee
24	Wiscasset	Lincoln	[redacted]	CMP	11/19/1969	662/252	Fee
25	Wiscasset	Lincoln	[redacted]	CMP	9/24/1969	661/160	Fee
26.1	Wiscasset	Lincoln	[redacted]	CMP	11/14/1969	665/8	Fee
111	Wiscasset	Lincoln	[redacted]	CMP	1/16/1941	439/549	Fee
5	Wiscasset	Lincoln	[redacted]	CMP	3/25/1964	598/303	Fee
110	Wiscasset	Lincoln	[redacted]	CMP	1/18/1941	441/72	Fee
4	Wiscasset	Lincoln	[redacted]	CMP	5/5/1985	610/227	Fee
109	Wiscasset	Lincoln	[redacted]	CMP	1/14/1941	439/544	Fee

29

Page 30 of 35

Coopers Mills Road Substation, Windsor, Maine TO Maine Yankee Substation, Wiscasset, Maine (Sections 67, 68, 69, 80, 81, 204, 377, and 392)							
CMP Parcel #	Municipality	County	Grantor	Grantee	Date	Book/Page	Type
7	Wiscasset	Lincoln	[redacted]	CMP	3/26/1964	598/307	Fee
108	Wiscasset	Lincoln	[redacted]	CMP	1/4/1941	439/512	Fee
8	Wiscasset	Lincoln	[redacted]	CMP	3/20/1964	598/249	Fee
107	Wiscasset	Lincoln	[redacted]	CMP	12/31/1940	439/497	Fee
9	Wiscasset	Lincoln	[redacted]	CMP	11/1/1963	594/3113	Fee
106	Wiscasset	Lincoln	[redacted]	CMP	12/31/1940	439/498	Fee
10	Wiscasset	Lincoln	[redacted]	CMP	2/11/1965	610/42	Fee
105	Wiscasset	Lincoln	[redacted]	CMP	12/31/1940	439/495	Fee
11	Wiscasset	Lincoln	[redacted]	CMP	3/24/1964	598/301	Fee
104	Wiscasset	Lincoln	[redacted]	CMP	1/14/1941	439/548	Fee
12	Wiscasset	Lincoln	[redacted]	CMP	12/12/1963	593/206	Fee
103	Wiscasset	Lincoln	[redacted]	CMP	12/31/1940	439/495	Fee
13	Wiscasset	Lincoln	[redacted]	CMP	5/14/1964	599/258	Fee
102	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/68	Fee
14	Wiscasset	Lincoln	[redacted]	CMP	3/23/1964	598/304	Fee
101	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/70	Fee
15	Wiscasset	Lincoln	[redacted]	CMP	3/24/1964	598/299	Fee
100	Wiscasset	Lincoln	[redacted]	CMP	3/11/1941	441/160	Fee
16	Wiscasset	Lincoln	[redacted]	CMP	3/24/1964	598/298	Fee
99	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/67	Fee
17	Wiscasset	Lincoln	[redacted]	CMP	3/30/1964	598/374	Fee
98	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/71	Fee
18	Wiscasset	Lincoln	[redacted]	CMP	3/25/1964	598/309	Fee
97	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/67	Fee
19	Wiscasset	Lincoln	[redacted]	CMP	2/4/1941	441/67	Fee
14	Woolwich	Sagadahoc	[redacted]	CMP	4/18/1963	369/425	Fee
14.1	Woolwich	Sagadahoc	[redacted]	CMP	10/2/1969	367/520	Fee

30

Page 31 of 35

Coopers Mills Road Substation, Windsor, Maine TO Maine Yankee Substation, Wiscasset, Maine (Sections 67, 68, 69, 80, 81, 204, 377, and 392)							
CMP Parcel #	Municipality	County	Grantor	Grantee	Date	Book/Page	Type
15	Woolwich	Sagadahoc	[redacted]	CMP	11/24/1967	357/874	Fee
15.1	Woolwich	Sagadahoc	[redacted]	CMP	7/30/1969	366/492	Fee
1	Woolwich	Sagadahoc	[redacted]	CMP	7/30/1969	366/492	Fee
2	Woolwich	Sagadahoc	[redacted]	CMP	10/2/1969	367/518	Fee
8	Woolwich	Sagadahoc	[redacted]	CMP	1/31/1941	220/193	Fee
13	Woolwich	Sagadahoc	[redacted]	CMP	1/14/1953	274/361	Fee
12	Woolwich	Sagadahoc	[redacted]	CMP	2/5/1953	277/33	Fee
3	Woolwich	Sagadahoc	[redacted]	CMP	1/3/1970	368/1135	Fee
4	Woolwich	Sagadahoc	[redacted]	CMP	1/8/1970	368/1044	Fee
5	Woolwich	Sagadahoc	[redacted]	CMP	12/11/1969	368/701	Fee
6	Woolwich	Sagadahoc	[redacted]	CMP	9/25/1969	367/517	Fee

31

Attachment J

Transmission Service Payment Calculation

The Transmission Service Payment for a given calendar month shall be equal to the unit price per kW-month for the then-current Contract Year (the “Unit Price”), as set forth in the table below, multiplied by the Contract Capacity expressed in kW.

Contract Year	Unit Price ($/kW-month)
Contract Year 1	$9.16
Contract Year 2	$9.35
Contract Year 3	$9.53
Contract Year 4	$9.73
Contract Year 5	$9.92
Contract Year 6	$10.12
Contract Year 7	$10.32
Contract Year 8	$10.53
Contract Year 9	$10.74
Contract Year 10	$10.95
Contract Year 11	$11.17
Contract Year 12	$11.40
Contract Year 13	$11.62
Contract Year 14	$11.86
Contract Year 15	$12.09
Contract Year 16	$12.33
Contract Year 17	$12.58
Contract Year 18	$12.83
Contract Year 19	$13.09
Contract Year 20	$13.35

In the event the anniversary of the Commercial Operation Date falls within the middle of a calendar month (month M), the Unit Price for each month M shall be equal to: the Unit Price for the Contract Year that is ending (Contract Year Y), multiplied by the proportion of the days of the calendar month M that are part of that Contract Year Y, plus the Unit Price for the Contract Year that is beginning (Contract Year Y+1), multiplied by the proportion of the days of the calendar month M that are part of that Contract Year Y+1, the resulting calculation being rounded to the nearest cent.

Examples.  For all examples, assume the Commercial Operation Date is December 13, 2022, with December being month M.

•

Example 1. The Unit Price for the month of December 2022 is as follows: (($0 [no Transmission Service Payment prior to Contract Year 1] * 12/31 [proportion of days in December 2022 that are prior to Contract Year 1]) + ($9.16 [Unit Price for Contract Year 1] * 19/31 [proportion of days in December that are part of Contract Year 1])) = $5.61/kW-month.

•

Example 2. The Unit Price for the month of December 2023 is as follows: (($9.16 [Unit Price for Contract Year 1] * 12/31 [proportion of days in December that are part of Contract Year 1]) + ($9.35 [Unit Price for Contract Year 2] * 19/31 [proportion of days in December that are part of Contract Year 2])) = $9.28/kW-month.

•

Example 3. The Unit Price for the month of December 2041 is as follows: (($13.35 [Unit Price for Contract Year 20] * 12/31 [proportion of days in December that are part of Contract Year 20]) + ($0 [no Transmission Service Payment after Contract Year 20] * 19/31 [proportion of days in December that are after end of Contract Year 20])) = $5.17/kW-month.

A-67